Exhibit 10.1

SECOND AMENDED AND RESTATED
LOAN AGREEMENT
dated as of
June 29, 2018
among
HAMILTON FINANCE LLC
the Financing Providers party hereto
the Collateral Administrator, Collateral Agent and Securities Intermediary party hereto
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent

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ARTICLE I	THE PORTFOLIO INVESTMENTS 25

Section 1.01.	Purchases of Portfolio Investments 25

Section 1.02.	Procedures for Purchases, Substitutions and Related Financings 25

Section 1.03.	Conditions to Purchases or Substitutions 26

Section 1.04.	Sales of Portfolio Investments 27

Section 1.05.	Review of Portfolio Investments 29

Section 1.06.	Substitutions 30

Section 1.07.	Repurchase Limits 30

Section 1.08.	Deposits and Contributions by Parent 30

Section 1.09.	Valuation of Permitted Non-USD Currency Assets 31

ARTICLE II	THE FINANCINGS 31

Section 2.01.	Financing Commitments 31

Section 2.02.	First Advance; Additional Advances 31

Section 2.03.	Financings; Use of Proceeds 31

Section 2.04.	Other Conditions to Financings 34

ARTICLE III	ADDITIONAL TERMS APPLICABLE TO THE FINANCINGS 35

Section 3.01.	The Advances 35

Section 3.02.	General 39

Section 3.03.	Taxes 39

Section 3.04.	Mitigation Obligations 43

ARTICLE IV	COLLECTIONS AND PAYMENTS 44

Section 4.01.	Interest Proceeds 44

Section 4.02.	Principal Proceeds 45

Section 4.03.	Principal and Interest Payments; Prepayments; Commitment Fee; Upfront Fee 46

Section 4.04.	Payments Generally 47

Section 4.05.	CE Cure Account 48

Section 4.06.	Optional Redemption 48

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(continued)
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ARTICLE V	[RESERVED] 48

ARTICLE VI	REPRESENTATIONS, WARRANTIES AND COVENANTS 48

Section 6.01.	Representations and Warranties 48

Section 6.02.	Representations Regarding the Portfolio Investments 52

Section 6.03.	Covenants of the Company 53

Section 6.04.	Amendments, Etc 60

ARTICLE VII	EVENTS OF DEFAULT 61

ARTICLE VIII	ACCOUNTS; COLLATERAL SECURITY 63

Section 8.01.	The Accounts; Agreement as to Control 63

Section 8.02.	Collateral Security; Pledge; Delivery 67

Section 8.03.	Accountings 71

Section 8.04.	Additional Reports 71

ARTICLE IX	THE AGENTS 72

Section 9.01.	Appointment of Administrative Agent, Collateral Agent, Collateral Administrator and Securities Intermediary 72

Section 9.02.	Additional Provisions Relating to the Collateral Agent and the Collateral Administrator 75

ARTICLE X	MISCELLANEOUS 79

Section 10.01.	Non-Petition 79

Section 10.02.	Notices 80

Section 10.03.	No Waiver 80

Section 10.04.	Expenses; Indemnity; Damage Waiver 80

Section 10.05.	Amendments 81

Section 10.06.	Confidentiality 82

Section 10.07.	Non-Recourse 82

Section 10.08.	Successors; Assignments 83

Section 10.09.	Governing Law; Submission to Jurisdiction; Etc 85

Section 10.10.	Right of Setoff 86

Section 10.11.	Interest Rate Limitation 86

Section 10.12.	USA PATRIOT Act 86

Section 10.13.	Counterparts 86

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(continued)
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Section 10.14.	Headings 86

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Schedules

Schedule 1	Transaction Schedule
Schedule 2	Contents of Approval Requests
Schedule 3	Eligibility Criteria
Schedule 4	Concentration Limitations
Schedule 5	Form of Position Report

Exhibit

Exhibit A	Form of Request for Advance
Exhibit B	Moody's Industry Classification Groups

iv

SECOND AMENDED AND RESTATED LOAN AGREEMENT dated as of June 29, 2018 (this "Agreement") among Hamilton Finance LLC, a Delaware limited liability company, as borrower (the "Company"); the Financing Providers party hereto; U.S. Bank National Association ("U.S. Bank"), in its capacities as collateral agent (in such capacity, the "Collateral Agent"), collateral administrator (in such capacity, the "Collateral Administrator") and securities intermediary (in such capacity, the "Securities Intermediary"); and JPMorgan Chase Bank, National Association, as administrative agent for the Financing Providers hereunder (in such capacity, the "Administrative Agent").
The Company, a special purpose vehicle wholly owned and managed by Guggenheim Credit Income Fund, which in turn is advised by Guggenheim Partners Investment Management, LLC, wishes to accumulate certain loans and other debt securities (the "Portfolio Investments"), all on and subject to the terms and conditions set forth herein.
On and subject to the terms and conditions set forth herein, JPMorgan Chase Bank, National Association ("JPMCB") has agreed to make advances to the Company ("Advances") hereunder to the extent specified on the transaction schedule attached as Schedule 1 hereto (the "Transaction Schedule"). JPMCB, together with its respective successors and permitted assigns, are referred to herein as the "Financing Providers", and the types of financings to be made available by them hereunder are referred to herein as the "Financings". For the avoidance of doubt, the terms of this Agreement relating to types of Financings not indicated on the Transaction Schedule as being available hereunder shall not bind the parties hereto, and shall be of no force and effect.
Furthermore, on or about the Effective Date, the Company acquired certain Portfolio Investments pursuant to a Sale and Contribution Agreement (the "Sale Agreement"), dated as of December 17, 2015, between the Company and Guggenheim Credit Income Fund (the "Parent").
The parties hereto have entered into an Amended and Restated Loan Agreement, dated as of June 27, 2016, as amended by the Amendment to A&R Loan Agreement and Investment Management Agreement dated as of August 24, 2017 (collectively, the "Original Agreement") and desire to amend the Original Agreement as set forth herein in accordance with Section 10.05 of the Original Agreement.
Accordingly, the parties hereto agree to amend and restate the Original Agreement as follows:
Defined Terms
Except as otherwise provided in this Agreement, whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:
"Accordion Date" means any Business Day on which the Administrative Agent in its sole discretion approves in writing (with a copy to the Collateral Agent and the Collateral Administrator and which may be by email) an Accordion Option Request; provided that no Event of Default shall have occurred and be continuing and no Coverage Event shall have occurred prior to such date.

"Accordion Option" means, on any date during the Reinvestment Period on which the aggregate outstanding principal amount of the Advances is at least equal to U.S.$175,000,000, the option of the Company to request in writing (which may be by email) (an "Accordion Option Request") from the Administrative Agent and the Financing Providers (with a copy to the Collateral Agent and the Collateral Administrator and which may be by email) an increase of the Financing Commitments to up to U.S.$275,000,000 (or such lesser amount as is acceptable to the Administrative Agent and the Financing Providers); provided that any Accordion Option Request shall be in an amount not less than U.S.$25,000,000 (or such lesser amount as is acceptable to the Administrative Agent and the Financing Providers).
"Account Bank" means Elavon Financial Services Limited, UK Branch, in its capacity as account bank under the Custody and Account Bank Agreement.
"Accounts" has the meaning ascribed to it in Section 8.01(a).
"Administrative Agent" has the meaning ascribed to it in the preamble.
"Advances" has the meaning ascribed to it in the preamble.
"Adverse Claim" means any claim of ownership or any Lien, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a Lien, other than Permitted Liens.
"Adverse Proceeding" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company) at law or in equity, or before or by any governmental authority, domestic or foreign, whether pending, active or, to the Company's knowledge, threatened against or affecting the Company or its property that could reasonably be expected to result in a Material Adverse Effect.
"Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such Person (whether by virtue of ownership, contractual rights or otherwise). For the purposes of this definition, "control" shall mean the possession, directly or indirectly (including through affiliated entities), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" shall have meanings correlative thereto.
"Agent" has the meaning ascribed to it in Section 9.01.
"Agent Business Day" means any day on which commercial banks and foreign exchange markets settle payments in each of New York City and the city in which the corporate trust office of the Collateral Agent is located.
"Agreement" has the meaning ascribed to it in the preamble.
"Amendment" has the meaning ascribed to it in Section 6.04.

"Annual Cap" has the meaning ascribed to it in Section 9.02(e).
"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Company from time to time concerning or relating to bribery or corruption.
"Applicable Law" means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.
"Applicable Margin" means 2.50%.
"Approval Request" has the meaning ascribed to it in Section 1.02(a).
"Approved" means, with respect to an Approval Request relating to any Portfolio Investment for which the Administrative Agent has received all requested follow-up information, within ten (10) Business Days succeeding the latest date on which it received such Approval Request or follow-up information it has requested, the Administrative Agent has notified the Investment Manager and the Company that the Administrative Agent is approving the purchase of such Portfolio Investment. For the avoidance of doubt, an Approval Request shall not be deemed "not Approved" until such ten (10) Business Day period has elapsed.
"Base Rate" shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.5%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. In the event that the Base Rate is below zero percent at any time, it shall be deemed to be zero percent until it exceeds zero percent again.
"Broadly Syndicated Portfolio Investment" means, as of any date of determination, a Portfolio Investment for which at least two Independent Bids can be obtained (as reasonably determined by the Administrative Agent).
"Business Day" means any day on which commercial banks are open in New York City; provided that (i) with respect to any provisions herein relating to the setting of LIBOR or the payment or conversion of amounts denominated in GBP, "Business Day" shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England, (ii) with respect to any provisions herein relating to the conversion of amounts denominated in Euros, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England or which is not a TARGET2 Settlement Day and (iii) with respect to any provisions herein relating to the conversion of amounts denominated in CAD, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in Toronto, Canada.
"CAD" means Canadian Dollars.

"CAD Investments" means Portfolio Investments denominated in CAD.
"Calculation Period" means the period from the date on which the First Advance is made hereunder to but excluding March 17, 2016, and each successive quarterly period ending on June 17, September 17, December 17 and March 17 of each year during the term of this Agreement (or, (i) if such date is not a Business Day, then the prior Business Day, and (ii) in the case of the last Calculation Period, if the last Calculation Period does not end on a Calculation Period Start Date, the period from and including the preceding Calculation Period Start Date to but excluding the Maturity Date).
"Calculation Period Start Date" means a quarterly anniversary of the date of the First Advance hereunder.
"Cash Flow Report" has the meaning ascribed to it in Section 8.03(a).
"CE Cure Account" has the meaning ascribed to it in Section 8.01(a).
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.
"Change of Control" means an event or series of events by which the Parent or its Affiliates, collectively, (i) shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) managers that at all times have a majority of the votes of the board of managers (or similar governing body) of the Company or to direct the management policies and decisions of the Company or (ii) cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of the Company; provided, however, that a merger of the Parent with another business development company sponsored by Guggenheim Partners or other fundamental change transaction the result of which effectively combines the ownership and/or assets of the Parent and a business development company sponsored by Guggenheim Partners, or merges or consolidates their respective collateral advisors shall not constitute a Change of Control.
"Charges" has the meaning ascribed to it in Section 10.11.
"Code" means the United States Internal Revenue Code of 1986, as amended.
"Collateral" has the meaning ascribed to it in Section 8.02.
"Collateral Administration Agreement" means the collateral administration agreement, dated as of December 17, 2015, among the Company, the Administrative Agent, the Investment Manager and the Collateral Administrator.
"Collateral Administrator" has the meaning ascribed to it in the preamble.

"Collateral Agent" has the meaning ascribed to it in the preamble.
"Collateral Trustee" means the Collateral Agent, in its capacity as collateral trustee under the Security Deed.
"Company" has the meaning ascribed to it in the preamble.
"Company LLC Agreement" means the amended and restated limited liability company agreement of Hamilton Finance LLC, dated December 17, 2015.
"Compliance Condition" means, on any date of determination, a condition that is satisfied if the Administrative Agent determines that the principal amount of then outstanding Advances (assuming that Advances have been made for any outstanding Purchase Commitments which have traded but not settled) minus the amounts then on deposit in the Accounts and the Permitted CAD Accounts (including cash and Eligible Investments) representing Principal Proceeds, is less than or equal to 60% of the Net Asset Value.
"Concentration Limitations" has the meaning ascribed to it in Schedule 4.
"Coverage Event" means the occurrence of both of the following events: (i) the Administrative Agent shall have determined and notified the Investment Manager in writing (with a copy to the Collateral Agent) as of any date that the Net Asset Value does not equal or exceed the product of (a) the Market Value Trigger specified on the Transaction Schedule and (b)(x) the principal amount of the outstanding Advances (assuming that Advances have been made for any outstanding Purchase Commitments which have traded but not settled) minus (y) the amounts then on deposit in the Accounts and the Permitted CAD Accounts (including cash and Eligible Investments) representing Principal Proceeds and Excess Interest Proceeds; provided that, solely for the purposes of calculating the Net Asset Value under this clause (i), the Market Value for any Portfolio Asset shall not be greater than the par amount thereof and (ii) a Coverage Event Cure Failure; provided that if a Portfolio Investment sold, contributed or deemed to have been contributed to the Company in connection with a Coverage Event Cure shall fail to settle within (1) fifteen (15) Business Days from the related Trade Date thereof with respect to Portfolio Investments consisting of Loans and (2) three (3) Business Days from the related Trade Date thereof with respect to Portfolio Investments other than Loans or, in each case, in such longer period as may be agreed to by the Administrative Agent in its sole discretion, a Coverage Event Cure Failure shall be deemed to have occurred; provided, further, that, the failure of such sale, contribution or deemed contribution to settle within the applicable time frame shall not constitute a "Coverage Event" if the condition set forth in clause (i) of this definition is otherwise satisfied at the end of such time frame.
"Coverage Event Cure" means, on any date of determination, (i) the contribution by Parent of cash to the Company (which shall be deposited in the CE Cure Account) or, with the consent of the Administrative Agent (in accordance with the Sale Agreement), additional Portfolio Investments to the Company and the pledge and Delivery thereof by the Company to the Collateral Agent pursuant to the terms hereof, (ii) the prepayment by the Company of an aggregate principal amount of Advances (together with accrued and unpaid interest thereon) or (iii) any combination of the foregoing clauses (i) and (ii), in each case during the Coverage Event Cure Period and in an amount such that the Compliance Condition is satisfied (treating Excess Interest Proceeds as Principal Proceeds solely for purposes of determining satisfaction of the Compliance Condition under this definition); provided that, any Portfolio Investment contributed or deemed to be contributed to the Company in connection with the foregoing must meet all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent); and provided further, that solely for the purposes of the calculation set forth above, when determining the Net Asset Value, the Market Value for any Portfolio Asset shall not be greater than the par amount thereof. In connection with any Coverage Event Cure, a Portfolio Investment shall be deemed to have been sold or contributed to the Company, as applicable, if there has been a valid, binding and enforceable contract for the assignment of such Portfolio Investment and, in the reasonable judgment of the Investment Manager, such assignment will settle within (1) fifteen (15) Business Days from the related Trade Date thereof with respect to Portfolio Investments consisting of loans and (2) three (3) Business Days from the related Trade Date thereof with respect to Portfolio Investments other than Loans. For the purposes of any request for consent of the Administrative Agent pursuant to clause (i) in the immediately preceding sentence, if the Company notifies the Administrative Agent on the day on which the events set forth in clause (A)(i) of the definition of "Coverage Event" has occurred of the Parent's intention to contribute one or more Portfolio Investments to the Company to cure such event and requests the related consent thereto, the Administrative Agent shall respond to such request no later than two (2) Business Day after such notice is received.
"Coverage Event Cure Failure" means the failure by the Company to effect a Coverage Event Cure as set forth in the definition of such term.
"Coverage Event Cure Period" means the period commencing on the Business Day on which the Administrative Agent notifies the Investment Manager (which such notice shall be given by the Administrative Agent prior to 2:00 p.m., New York City time, on any Business Day, and if not given by such time, such notice shall be deemed to have been given on the next succeeding Business Day) of the occurrence of the events set forth in clause (A)(i) of the definition of the term Coverage Event and ending at (x) the close of business in New York two (2) Business Days thereafter or (y) such later date and time as may be agreed to by the Administrative Agent in its sole discretion.
"Credit Risk Parties" has the meaning ascribed to it in Article VII.
"Current Pay Obligation" means any Portfolio Investment that would otherwise be treated as a Defaulted Obligation but as to which no payments are due and payable that are unpaid and with respect to which the Investment Manager has certified to the Administrative Agent (with a copy to the Collateral Administrator and the Collateral Agent) in writing that it believes, in its reasonable business judgment, that (a) the issuer or obligor of such Portfolio Investment will continue to make scheduled payments of interest thereon and will pay the principal thereof by maturity or as otherwise contractually due, or (b) if the issuer or obligor is subject to a bankruptcy proceeding, it has been the subject of an order of a bankruptcy court that permits it to make the scheduled payments on such Portfolio Investment and all interest and principal payments due thereunder have been paid in cash when due.
"Custodian" means Elavon Financial Services Limited, UK Branch, in its capacity as custodian under the Custody and Account Bank Agreement.

"Custody and Account Bank Agreement" means the Custody and Account Bank Agreement, dated December 17, 2015, among the Company, the Account Bank, the Custodian and the Collateral Trustee.
"Default" has the meaning ascribed to it in Section 1.03.
"Defaulted Obligation" means any Portfolio Investment that is subject to an event of default (as defined in the underlying instruments for such obligation) in accordance with its terms (including the terms of its underlying instruments after giving effect to any grace and/or cure period set forth in the related loan agreement, but not to exceed five (5) days) and no Indebtedness of the obligor thereon ranking pari passu with such obligation is in default with respect to the payment of principal or interest for which the lenders for such pari passu Indebtedness have elected to accelerate such Indebtedness, which such default would trigger a default under the related loan agreement (after giving effect to any grace and/or cure period set forth in the related loan agreement, but not to exceed five (5) days); provided that a Portfolio Investment shall not constitute a Defaulted Obligation if it is a Current Pay Obligation.
"Delayed Funding Term Loan" means any Portfolio Investment that (a) requires the holder thereof to make one or more future advances to the obligor under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the obligor thereunder; but any such loan will be a Delayed Funding Term Loan only to the extent of undrawn commitments and only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or reduced to zero.
"Deliver" (and its correlative forms) means the taking of the following steps:
(1)in the case of Portfolio Investments and Eligible Investments denominated in U.S. dollars and amounts deposited into the CE Cure Account, by instructing the Securities Intermediary (x) to indicate by book entry that a financial asset comprised thereof has been credited to the USD Custodial Account and (y) to comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by the Company;
(2)    in the case of each general intangible, by notifying the obligor thereunder of the security interest of the Collateral Agent; provided the Company shall not be required to notify the obligor unless an Event of Default has occurred and is continuing or a Coverage Event shall have occurred;
(3)    except as otherwise provided in clauses (6) and (7) below, in the case of Possessory Collateral that do not constitute a financial asset forming the basis of a security entitlement delivered to the Collateral Agent pursuant to clause (1) above, by causing (x) the Collateral Agent to obtain possession of such Possessory Collateral in the State of Wisconsin, or (y) a person other than the Company and a securities intermediary (A)(I) to obtain possession of such Possessory Collateral in the State of Wisconsin, and (II) to then authenticate a record acknowledging that it holds possession of such Possessory Collateral for the benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such Possessory Collateral for the benefit of the

Collateral Agent and (II) to then acquire possession of such Possessory Collateral in the State of Wisconsin;
(4)    in the case of any account which constitutes a "deposit account" under Article 9 of the UCC, by instructing the Securities Intermediary to continuously identify in its books and records the security interest of the Collateral Agent in such account and, except as may be expressly provided herein to the contrary, establishing dominion and control over such account in favor of the Collateral Agent;
(5)    with respect to the security interest granted pursuant to Section 8.02, by filing or causing the filing of a financing statement with respect to such Collateral with the Delaware Secretary of State;
(6)    in the case of all Euro Investments, Eligible Investments denominated in Euro, GBP Investments and Eligible Investments denominated in GBP, by entering into the Custody and Account Bank Agreement and the Security Deed and, in the case of securities and other tangible assets, to credit such assets to the Euro Custodial Account, the Euro Interest Collection Account, the Euro Principal Collection Account, the GBP Custodial Account, the GBP Interest Collection Account or the GBP Principal Collection Account, as applicable; and

(7)    in the case of all CAD Investments and Eligible Investments denominated in CAD, causing the Securities Intermediary to deposit or credit such assets to a Permitted CAD Account.

"Designated Email Notification Address"     means GIBDCFundAdmin@guggenheimpartners.com, provided that, so long as no Event of Default shall have occurred and be continuing, Parent may, upon at least five (5) Business Day's written notice to the applicable Agent, designate any other email address with respect to Parent as the Designated Email Notification Address.
"Designated Independent Broker-Dealer" means J.P. Morgan Securities LLC; provided that, so long as no Coverage Event shall have occurred and no Event of Default shall have occurred and be continuing, Parent may, upon at least five (5) Business Day's written notice to the applicable Agent, designate another Independent Broker-Dealer as the Designated Independent Broker-Dealer; provided further that, with respect to the proposed sale of a Portfolio Investment, no other Independent Broker-Dealer may be designated as the Designated Independent Broker-Dealer without the consent of the Administrative Agent.
"Effective Date" has the meaning ascribed to it in Section 2.04.
"Eligibility Criteria" means the eligibility criteria set forth in Schedule 3.
"Eligible Assignee" means (i) an Affiliate of the related assignor, (ii) a bank, (iii) an insurance company or (iv) any Person, other than (a) any Person primarily engaged in the business of private investment management as a business development company, mezzanine fund, private debt fund, hedge fund or private equity fund, which is in direct or indirect competition with the Company, the Investment Manager, or any Affiliate thereof that is an investment advisor, (b) any Person controlled by, or controlling, or under common control with, or which is a sponsor of, a Person referred to in clause (a) above, or (c) any Person for which a Person referred to in clause (a) above serves as an investment advisor with discretionary investment authority; provided that conditions (a), (b) and (c) shall not apply (i) on any day when an Event of Default has occurred and is continuing or (ii) on any day that is after a Coverage Event has occurred.
"Eligible Investments" means any (a) cash or (b) U.S. dollar denominated (or, with respect to Accounts other than the USD Accounts, denominated in the applicable Permitted Non-USD Currency) investment that, at the time it, or evidence of it, is Delivered to the Collateral Agent (directly or through an intermediary or bailee), has a remaining maturity not later than the earlier of (I) one (1) year from acquisition and (II) the Scheduled Termination Date and is one or more of the following obligations or securities:

(i)
direct Registered debt obligations of, and Registered debt obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America (or, with respect to Accounts other than the USD Accounts, the central government of the applicable Eligible Jurisdiction or any agency or instrumentality of such Eligible Jurisdiction) the obligations of which are expressly backed by the full faith and credit of the United States of America (or, with respect to Accounts other than the USD Accounts, the central government of the applicable Eligible Jurisdiction) that satisfies the Eligible Investment Required Ratings at the time of such investment or contractual commitment providing for such investment; provided, notwithstanding the foregoing, the following securities shall not be Eligible Investments: (i) General Services Administration participation certificates; (ii) U.S. Maritime Administration guaranteed Title XI financing; (iii) Financing Corp. debt obligations; (iv) Farmers Home Administration Certificates of Beneficial Ownership; and (v) Washington Metropolitan Area Transit Authority guaranteed transit bonds;

(ii)
demand and time deposits in, certificates of deposit of, trust accounts with, bankers' acceptances issued by, or federal funds sold by any depository institution or trust company (including, in each case, U.S. Bank or an Affiliate thereof) incorporated under the laws of the United States of America (or, with respect to Accounts other than the USD Accounts, the laws of the applicable Eligible Jurisdiction) or any state of the United States of America and subject to supervision and examination by federal and/or state banking authorities (or, if applicable, banking authorities of the relevant Eligible Jurisdiction), so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii)
unleveraged repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumentality of the United States of America (or, with respect to Accounts other than the USD Accounts, an agency or instrumentality of the applicable Eligible Jurisdiction), in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii) above or entered into with an entity (acting as principal) with, or whose parent company has, the Eligible Investment Required Ratings;

(iv)
Registered debt securities bearing interest or sold at a discount with maturities up to 365 days (but in any event such securities will mature by the last day of the then-current Calculation Period) issued by any entity formed under the laws of the United States of America or any State thereof (or, with respect to Accounts other than the USD Accounts, the laws of the applicable Eligible Jurisdiction) that have a S&P Rating of "AA" at the time of such investment or contractual commitment providing for such investment;

(v)
commercial paper or other short-term debt obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof; provided that this clause (v) will not include extendible commercial paper or asset backed commercial paper; and

(vi)	money market funds which have, at the time of such reinvestment, a credit rating of "AAAm" by S&P;
provided that Eligible Investments shall not include (a) any interest-only security, any security purchased at a price in excess of 100% of the par value thereof or any security whose repayment is subject to substantial non-credit related risk as determined in the sole judgment of the Investment Manager, or (b) any security whose rating assigned by Standard & Poor's includes the subscript "f", "p", "q", "pi", "sf" or "t". Eligible Investments may include those investments with respect to which U.S. Bank or an Affiliate of U.S. Bank is an obligor or provides services.
"Eligible Investment Required Ratings" means a long-term senior unsecured debt rating of at least "A" and a short-term credit rating of at least "A-1" by S&P (or, if such institution has no short-term credit rating, a long-term senior unsecured debt rating of at least "A+" by S&P).
"Eligible Jurisdictions" means Belgium, Canada, France, Germany, Ireland, Sweden, The Netherlands, the United Kingdom and the United States.
"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).

"ERISA Event" means that (1) the Company's underlying assets constitute "plan assets" within the meaning of the Plan Asset Rules or (2) the Company or any ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to or has any liability with respect to any Plan.
"Euro Account" has the meaning ascribed to it in Section 8.01(a).
"Euro Custodial Account" has the meaning ascribed to it in Section 8.01(a).
"Euro Interest Collection Account" has the meaning ascribed to it in Section 8.01(a).
"Euro Investments" means Portfolio Investments denominated in Euro.
"Euro Principal Collection Account" has the meaning ascribed to it in Section 8.01(a).
"Euro Unfunded Exposure Account" has the meaning ascribed to it in Section 8.01(a).
"Events of Default" has the meaning ascribed to it in Article VII.
"Excess Concentration Amount" means, as of any date of determination, the sum, without duplication, of the Market Value of each Portfolio Investment, if any, that is in excess of any Concentration Limitations. If multiple Portfolio Investments are in excess of the Concentration Limitations, then from those Portfolio Investments, the Company may select the Portfolio Investments to be counted above, provided that, absent a selection by the Company, Portfolio Investments selected by the Administrative Agent in its sole discretion shall be counted above until the Concentration Limitations are satisfied.
"Excess Interest Proceeds" means, at any time of determination, the excess of (1) amounts then on deposit in the Accounts and the Permitted CAD Accounts representing Interest Proceeds over (2) the sum of (a) the projected amount required to be paid pursuant to Section 4.03(b) on the next Interest Payment Date plus (b) $30,000, in each case, as determined by the Company in good faith and in a commercially reasonable manner and verified by in the case of clause (1) the Collateral Agent and otherwise by the Administrative Agent.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or its applicable lending office (or relevant office for receiving payments from or on account of the Company or making funds available to or for the benefit of the Company) located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Other Connection Taxes, (c) U.S. federal withholding Taxes on amounts payable to or for the account of such Recipient that are or would be required to be withheld pursuant to a law in effect on the date on which (i) such Recipient acquires an interest in the Financing Commitment or Advance or becomes a party hereunder or (ii) such Recipient changes its office for receiving payments by or on account of the Company or making funds available to or for the benefit of the Company, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Recipient's assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its office for receiving payments by or on account of the Company or making funds available to or for the benefit of the Company, (d) Taxes attributable to such Lender's failure to comply with Section 3.03(f), (e) any U.S. federal withholding Taxes imposed under FATCA and (f) U.S. backup withholding Taxes.
"FATCA" means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and intergovernmental agreements thereunder, similar or related non-U.S. Law that correspond to Sections 1471 to 1474 of the Code, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any U.S. or non-U.S. fiscal or regulatory Law, legislation, rules, guidance, notes or practices adopted pursuant to such intergovernmental agreement.
"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
"Financing Commitment" means, with respect to each Financing Provider and each type of Financing available hereunder at any time, the commitment of such Financing Provider to provide such type of Financing to the Company hereunder in an amount up to but not exceeding the portion of the applicable financing limit set forth on the Transaction Schedule that is held by such Financing Provider at such time reduced by any Advances prepaid in connection with a Coverage Event.
"Financing Providers" has the meaning ascribed to it in the preamble.
"Financings" has the meaning ascribed to it in the preamble.
"First Advance" has the meaning ascribed to it in Section 2.02(a).
"First Lien Loan" means a Portfolio Investment (i) that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the obligor thereof in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Working Capital Lien and customary waterfall provisions contained in the applicable loan agreement), (ii) that is secured by a pledge of collateral, which security interest is (a) validly perfected and first priority (subject to liens for taxes or regulatory charges and any other liens permitted under the related underlying instruments that are reasonable and customary for similar loans) under applicable law or (b)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts and any other assets securing any Working Capital Revolver under applicable law and proceeds of any of the foregoing (a first priority lien on such assets a "Permitted

Working Capital Lien") and (2) validly perfected and first priority (subject to liens for taxes or regulatory charges and any other liens permitted under the related underlying instruments that are reasonable and customary for similar loans) in all other collateral under applicable law and (iii) the Investment Manager determines in good faith that the value of the collateral securing the loan (including based on enterprise value) on or about the time of origination or acquisition by the Company equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral. For the avoidance of doubt, first-out unitranche loans and debtor-in-possession loans shall constitute First Lien Loans.
"Foreign Lender" means a Lender that is not a U.S. Person.
"GAAP" means generally accepted accounting principles in the effect from time to time in the United States, as applied from time to time by the Company.
"GBP" means British Pounds.
"GBP Account" has the meaning ascribed to it in Section 8.01(a).
"GBP Custodial Account" has the meaning ascribed to it in Section 8.01(a).
"GBP Interest Collection Account" has the meaning ascribed to it in Section 8.01(a).
"GBP Investments" means Portfolio Investments denominated in GBP.
"GBP Principal Collection Account" has the meaning ascribed to it in Section 8.01(a).
"GBP Unfunded Exposure Account" has the meaning ascribed to it in Section 8.01(a).
"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"GPIM" means Guggenheim Partners Investment Management, LLC, a Delaware limited liability company.
"GPIM IAA" means an investment advisory agreement, dated as of October 20, 2017, by and between the Parent and GPIM pursuant to which GPIM acts as investment advisor to the Parent.
"Guggenheim Partners" means Guggenheim Partners, LLC, or any other person or company that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with Guggenheim Partners, LLC (collectively, "Guggenheim Partners").
"Indebtedness" as applied to any Person, means, without duplication, (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures,

notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations of such Person as lessee under capital leases; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt of others guaranteed by such Person and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss. Notwithstanding the foregoing, “Indebtedness” shall not include a commitment arising in the ordinary course of business to purchase a future Portfolio Investment in accordance with the terms of the Loan Documents.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.
"Indemnitee" has the meaning ascribed to it in Section 10.04(b).
"Independent Bid" means a firm bid for the full amount of the relevant Portfolio Investment from an Independent Broker-Dealer.
"Independent Broker-Dealer" means any of the following (as such list may be revised from time to time by mutual written agreement (which may be by email) of the Company and the Administrative Agent): Bank of America/Merrill Lynch, Barclays Bank plc, BNP Paribas, Citibank, N.A., Credit Suisse AG, Deutsche Bank AG, Goldman Sachs & Co., Morgan Stanley & Co., Nomura Securities, Royal Bank of Canada, Royal Bank of Scotland, UBS AG, Wells Fargo Securities and any Affiliate of any of the foregoing, but in no event including the Company or any Affiliate of the Company.
"Ineligible Investment" means, from time to time, any Portfolio Investment that fails, at such time, to satisfy the Eligibility Criteria; provided, that, with respect to any Portfolio Investment for which the Administrative Agent has waived one or more of the criteria set forth on Schedule 3 pursuant to Section 1.03 in its Approval of such Portfolio Investment, the Eligibility Criteria in respect of such Portfolio Investment shall be deemed not to include such waived criteria at any time after such Approval and such Portfolio Investment shall not be considered an "Ineligible Investment" by reason of its failure to meet such waived criteria.
"Information" means all information received from the Company or the Investment Manager relating to the Company or its business or any obligor in respect of any Portfolio Investment.
"Interest Payment Date" means March 24, June 24, September 24 and December 24 of each year during the term of this Agreement or if such date is not a Business Day, then the succeeding Business Day commencing March 24, 2016.
"Interest Proceeds" means all payments of interest received by the Company in respect of the Portfolio Investments and Eligible Investments (in each case other than accrued interest purchased by the Company using Principal Proceeds, but including proceeds received from the sale of interest accrued after the date on which the Company acquired the related Portfolio Investment), all other payments on the Eligible Investments acquired with the proceeds of Portfolio Investments (for the avoidance of doubt, such other payments shall not include principal payments (including, without limitation, prepayments, repayments or sale proceeds) with respect to Eligible Investments acquired with Principal Proceeds) and all payments of fees and other similar amounts received by the Company or deposited into any of the Accounts or a Permitted CAD Account (including, but not limited to, commitment fees, facility fees, late payment fees, prepayment premiums, amendment fees and waiver fees, but excluding syndication or other up-front fees and administrative agency or similar fees); provided, however, that for the avoidance of doubt, Interest Proceeds shall not include amounts or Eligible Investments in the CE Cure Account or any Unfunded Exposure Account (or any amount in a Permitted CAD Account in respect of any Unfunded Exposure Shortfall) or any proceeds therefrom.
"Investment" means (a) the purchase of any debt or equity security of any other Person, or (b) the making of any loan or advance to any other Person, or (c) becoming obligated with respect to Indebtedness of any other Person.
"Investment Management Agreement" means the Investment Management Agreement, dated as of December 17, 2015, between the Company and the Investment Manager relating to the management of the Portfolio Investments, as amended, restated, supplemented or otherwise modified from time to time.
"Investment Manager" means Guggenheim Credit Income Fund, a Delaware statutory trust.
"IRS" means the United States Internal Revenue Service.
"JPMCB" has the meaning ascribed to it in the preamble.
"Lender" means a Financing Provider with a Financing Commitment to make Advances hereunder.
"Letter of Credit" means a facility whereby (i) a fronting bank issues or will issue a letter of credit for or on behalf of a borrower, (ii) if the letter of credit is drawn upon, and the borrower does not reimburse the letter of credit agent bank, the lender/participant is obligated to fund its portion of the facility, and (iii) the letter of credit agent bank passes on (in whole or in part) the fees and any other amounts it receives for providing the letter of credit to the lender.
"LIBO Rate" means, for each Calculation Period, the greater of (A) 0.00% and (B)(i) the rate per annum equal to the offered rate which appears on the page of the Reuters Screen which displays an average Inter-continental Exchange Benchmark Administration Ltd. Interest Settlement Rate for dollar deposits (for delivery on the first day of such Calculation Period) with a term equivalent to the LIBOR Period, determined as of approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Calculation Period, or (ii) if the rate referenced in the preceding clause (B)(i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by the

Administrative Agent to be the offered rate on such other page or other service which displays an average Intercontinental Exchange Benchmark Administration Ltd. Interest Settlement Rate for dollar deposits (for delivery on the first day of such Calculation Period) with a term equivalent to the LIBOR Period, determined as of approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Calculation Period. The LIBO Rate shall be determined by the Administrative Agent (and notified to the Collateral Administrator), and such determination shall be conclusive absent manifest error.
"LIBOR Period" means three months.
"Lien" means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics' liens and any liens that attach by operation of law.
"Loan" means any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement.
"Loan/Assignment Agreement" has the meaning ascribed to it in Section 8.01(a).
"Loan Documents" has the meaning ascribed to it in Section 2.04(b).
"Margin Stock" has the meaning provided such term in Regulation U of the Board of Governors of the Federal Reserve Board.
"Market Value" means, on any date of determination, (i) with respect to each Portfolio Investment held by the Company that is a First Lien Loan or a Second Lien Loan, the aggregate outstanding amount of such Portfolio Investment multiplied by (x) the indicative bid-side price determined by one of Markit Partners, Reuters Loan Pricing Corporation or any other contributor-based pricing provider agreed to by the Company and the Administrative Agent in writing (which may be by email) (each, an "Approved Pricing Service") or (y) if the Administrative Agent determines in its sole discretion that the indicative bid-side price to be obtained in clause (x) above is unavailable or is not indicative of the actual current market value, the market value of such First Lien Loan or Second Lien Loan as determined by the Administrative Agent in good faith and in a commercially reasonable manner; (ii) with respect to any other Portfolio Investment held by the Company, the aggregate outstanding amount of such Portfolio Investment multiplied by the market value (expressed as a percentage) of such Portfolio Investment as determined by the Administrative Agent in good faith and in a commercially reasonable manner; and (iii) with respect to any cash held by the Company, the amount of such cash; provided, however, a Portfolio Investment shall have a Market Value of $0 if (i) the related Approval Request was not Approved by the Administrative Agent or (ii) it is an Ineligible Investment. Except to the extent otherwise herein expressly provided, the Market Value for any Portfolio Investment shall not be greater than the par amount thereof. So long as no Coverage Event has occurred or Event of Default has occurred and is continuing, the Company (or the Investment Manager on its behalf) shall have the right to initiate a dispute of the Market Value of certain Portfolio Investments as set forth in Section 1.05 and Market Value may then be determine in accordance with Section 1.05.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company or the Investment Manager, (b) the ability of the Company or the Investment Manager to perform its obligations under this Agreement or any of the other Loan Documents or (c) the rights of or benefits available to the Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents.
"Material Amendment" means any amendment, modification or supplement to this Agreement that (i) increases the Financing Commitment of any Lender, (ii) reduces the principal amount of any Advance or reduces the rate of interest thereon, or reduces any fees payable hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date of expiration of any Financing Commitment, (iv) changes any provision in a manner that would alter the pro rata sharing of payments required hereby, or (v) changes any of the provisions of Section 10.08 or the definition of "Required Financing Providers" or any other provision hereof specifying the number or percentage of Financing Providers required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder.
"Maturity Date" means the date that is the earliest of (1) the Scheduled Termination Date set forth on the Transaction Schedule, (2) the date on which the Secured Obligations become due and payable following the occurrence of an Event of Default under Article VII, (3) the date following a Coverage Event on which all Portfolio Investments have been sold and the proceeds therefrom have been received by the Company and (4) the date specified for optional redemption in full in the written notice delivered pursuant to Section 4.06.
"Maximum Rate" has the meaning ascribed to it in Section 10.11.
"Mezzanine Loan" means a Portfolio Investment which is unsecured, subordinated debt of a company that represents a claim on such company's assets which is senior only to that of the equity securities of such company.

"Minimum Funding Amount" has the meaning ascribed to it in Section 2.03(e).
"Moody's Classified Industry": An industry classified by a given Moody's Industry Classification Group code (three digit).
"Moody's Industry Classification Group": As set forth in Exhibit B hereto.
"Nationally Recognized Valuation Provider" means and of the following (as such list may be revised from time to time by mutual written agreement (which may be by email) of the Company and the Administrative Agent) (i) Houlihan Lokey Financial Advisors, (ii) Lincoln International LLC (f/k/a Lincoln Partners LLC), (iii) Duff & Phelps Corp., (iv) Valuation Research Corporation, (v) FTI Consulting, Inc. and (vi) Murray Devine.
"Net Asset Value" means the sum of (A) the sum of the Market Value of each Portfolio Investment (both owned and in respect of which there are outstanding Purchase Commitments which have traded but not settled, but excluding the unfunded commitment amount in respect of any Delayed Funding Term Loan) in the Portfolio that is not (x) an Ineligible Investment or (y) a Portfolio Investment which has traded but not settled within (1) fifteen (15) Business Days from the related Trade Date thereof with respect to Portfolio Investments consisting of Loans and (2) three (3) Business Days from the related Trade Date thereof with respect to Portfolio Investments other than Loans plus (B) the amounts then on deposit in the Unfunded Exposure Accounts and amounts in respect of Unfunded Shortfall Amounts on deposit in any Permitted CAD Account (including cash and Eligible Investments) minus (C) the Excess Concentration Amount.
"Net Purchased Loan Balance" means, as of any date of determination, an amount equal to (a) the aggregate principal balance of all Portfolio Investments acquired by the Company prior to such date minus (b) the aggregate principal balance of all Portfolio Investments (other than Warranty Portfolio Investments) repurchased by the Parent or an Affiliate thereof prior to such date.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising as a result of such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document.
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of a Recipient.
"Parent" has the meaning ascribed to it in the preamble.
"Participant" has the meaning ascribed to it in Section 10.08(c).
"Participant Register" has the meaning ascribed to it in Section 10.08(d).
"Permitted CAD Account" means any account (including any subaccount thereof established for the benefit of the Company) established by the Securities Intermediary at the Securities Intermediary or in its own name at its designated subcustodian in Canada to hold cash or investments of the nature of CAD Investments for its clients, with respect to which the Securities Intermediary (and not its clients) has the right to direct the Securities Intermediary's designated subcustodian for all purposes.
"Permitted Distribution" means, subject to the limitations set forth in Section 6.03(t):
(a)    distributions of Interest Proceeds (at the discretion of the Company) (i) to Parent (or other permitted equity holders of the Company) or (ii) to the Investment Manager in respect of accrued management fees payable in accordance with the Investment Management Agreement; provided that amounts may be distributed pursuant to this paragraph (a) only to the extent of available Excess Interest Proceeds; and

(b)    distributions of Principal Proceeds to Parent (or other permitted equity holders of the Company). The Parent may contribute Portfolio Investments to the Company in order to enable the Company to satisfy the Compliance Condition for purposes of this clause (b); provided that (i) the Company's purchase of any such Portfolio Investments must be made in compliance with the provisions set forth in Sections 1.02 and 1.03 and (ii) the Market Value of such Portfolio Investments shall be $0 unless the Administrative Agent approves such purchase.
"Permitted Lien" means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen's, warehousemen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) with respect to any collateral underlying a Portfolio Investment, the Lien in favor of the Company herein and Liens permitted under the Underlying Instruments, (d) as to agented Portfolio Investments, Liens in favor of the agent on behalf of all the lenders of the related obligor, and (e) Liens granted pursuant to or by the Loan Documents.
"Permitted Non-USD Currency" means GBP, CAD and Euros.
"Person" means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.
"Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
"Plan Asset Rules" means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA.
"Portfolio" has the meaning ascribed to it in Section 1.01.
"Portfolio Investments" has the meaning ascribed to it in the preamble.
"Position Report" has the meaning ascribed to it in Section 8.03(a).
"Possessory Collateral" means Portfolio Investments consisting of money or instruments.
"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Principal Proceeds" means all amounts received by the Company with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Accounts or any Permitted CAD Account (including cash contributed by the Company), in each case other than Interest Proceeds and amounts on deposit in the Unfunded Exposure Accounts (or any amount in a Permitted CAD Account in respect of any Unfunded Exposure Shortfall) or proceeds thereof.
"Proceedings" has the meaning ascribed to it in Section 10.09(b).
"Purchase" has the meaning ascribed to it in Section 1.01.
"Purchase Commitment" has the meaning ascribed to it in Section 1.02(a).
"Recipient" means any Agent and any Lender, as applicable.
"Register" has the meaning ascribed to it in Section 3.01(c).
"Registered" means a debt obligation that is issued after July 18, 1984 and that is in registered form within the meaning of Section 881(c)(2)(B)(i) of the Code and the United States Treasury regulations promulgated thereunder, provided that an interest in a grantor trust will be considered to be Registered if such interest is in registered form and each of the obligations or securities held by such trust was issued after July 18, 1984.
"Reinvestment Period" means the period beginning on, and including, the Effective Date and ending on, but excluding, December 29, 2021.
"Related Parties" has the meaning ascribed to it in Section 9.01.
"Repayment Event" means an event that occurs at any time on or prior to the twelve month anniversary of the Second Amendment Date if (i) the Company has properly delivered at least ten (10) Approval Requests during such period, so long as each such Approval Request would have satisfied all conditions set forth in this Agreement and (ii) the Administrative Agent has not Approved at least 75% of the Approval Requests properly made and which would have satisfied all conditions set forth in this Agreement as of the applicable date of determination.
"Required Financing Providers" means Financing Providers with respect to 50% or more of the sum of (i) the aggregate principal amount of the outstanding Advances plus (ii) the aggregate undrawn amount of the outstanding Financing Commitments.
"Restricted Payment" means (i) any dividend or other distribution (including, without limitation, a distribution of non-cash assets), direct or indirect, on account of any shares or other equity interests in the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares or other equity interests in the Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in the Company now or hereafter outstanding.
"Restricted Security" has the meaning ascribed to it in Schedule 1.

"Revolving Amount" means, on any date of determination during the Reinvestment Period, the aggregate principal amount of Advances in excess of the then-current Minimum Funding Amount.
"Revolving Credit Facility" means any Portfolio Investment (other than a Delayed Funding Term Loan) that is a loan (including revolving loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the obligor by the Company, provided that any such loan will be a Revolving Credit Facility only until all commitments to make advances to the Company expire or are terminated or irrevocably reduced to zero.
"Sale Agreement" has the meaning ascribed to it in the preamble.
"S&P" means S&P Global Ratings, an S&P Global business, or any successor to the ratings business thereof.
"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty's Treasury of the United Kingdom.
"Sanctioned Country" means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and Crimea).
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of Sanctions.
"Second Amendment Date" means June 29, 2018.
"Second Lien Loan" means any interest in a loan that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the related obligor other than a First Lien Loan with respect to the liquidation of such obligor or the collateral for such loan, (ii) is secured by a valid second priority perfected Lien to or on specified collateral securing the related obligor's obligations under the loan, which Lien is not subordinate to the Lien securing any other debt for borrowed money other than a First Lien Loan on such specified collateral (subject to Liens for taxes or regulatory charges and other Liens permitted under the applicable Underlying Instrument that are reasonable for similar loans) and (iii) the Investment Manager determines in good faith that the value of the collateral for such loan or the enterprise value securing the loan on or about the time of acquisition equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by a second priority Lien over the same collateral.
"Secured Obligations" has the meaning ascribed to it in Section 8.02.
"Secured Parties" has the meaning ascribed to it in Section 8.02.
"Securities Intermediary" has the meaning ascribed to it in the preamble.
"Security Deed" means the Security Deed, dated December 17, 2015, among the Company, the Administrative Agent, the Investment Manager, U.S. Bank National Association, in its capacity as collateral trustee, and Elavon Financial Services Limited, UK Branch, in its capacities as custodian and account bank.
"Settlement Date" has the meaning ascribed to it in Section 1.03.
"Solvent" means, with respect to any entity, that as of the date of determination, both (i) (a) the sum of such entity's debt (including contingent liabilities) does not exceed the present fair value of such entity's present assets; (b) such entity's capital is not unreasonably small in relation to its business as contemplated by this Agreement; and (c) such entity has not incurred debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) if such entity is subject to fraudulent transfer or conveyance laws that apply standards for solvency materially different from the standards set forth in clause (i), such entity is "solvent" within the meaning given that term and similar terms under such applicable laws.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
"Special Purpose Provisions" shall have the meaning given to such term in the Company LLC Agreement.
"Spot Rate" means, as of any date of determination, (x) with respect to actual currency exchange between U.S. dollars and Euros, CAD or GBP, the applicable currency-Dollar rate available through U.S. Bank's banking facilities (or, if U.S. Bank has notified the Administrative Agent and the Company that it will no longer provide such services or if U.S. Bank or one of its affiliates is no longer the Collateral Agent, the Collateral Trustee, the Account Bank or the Custodian, through such other source agreed to by the Administrative Agent in writing) and (y) with respect to all other purposes between U.S. dollars and Euros, CAD or GBP, the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency at 5:00 p.m. New York City time on the immediately preceding Business Day. The determination of the Spot Rate shall be conclusive absent manifest error.
"Structured Finance Obligation" means an obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgaged-backed securities.

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
"Substitute Portfolio Investment" has the meaning ascribed to it in Section 1.06.
"Substitution" has the meaning ascribed to it in Section 1.06.
"Substitution Date" has the meaning ascribed to it in Section 1.03.
"Synthetic Security" means a security or swap transaction, other than a participation or a Letter of Credit, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.
"TARGET2 Settlement Day" means any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET2) system is open.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest or penalties applicable thereto.
"Total Principal Balance" means the sum of (i) the principal balances of all approved Portfolio Investments, including the funded and unfunded balance on any Delayed Funding Term Loan plus (ii) the amounts on deposit in the Accounts and any Permitted CAD Account (including cash and Eligible Investments) representing Principal Proceeds minus (iii) the principal balance of any Current Pay Obligations in excess of clause 8 of the Concentration Limitations minus (iv) the principal balance of any Ineligible Investments.
"Trade Date" has the meaning ascribed to it in Section 1.03.
"Transaction Schedule" has the meaning ascribed to it in the preamble.
"UCC" means the Uniform Commercial Code as in effect from time to time in the state of the United States that governs any relevant security interest.
"Underlying Instruments" means the loan agreement, credit agreement or other customary agreement pursuant to which a Portfolio Investment has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Portfolio Investment or of which the holders of such Portfolio Investment are the beneficiaries.
"Undrawn Amount" means, on any applicable date of determination, the greater of (i) zero and (ii) the Minimum Funding Amount minus the aggregate outstanding amount of the Advances.

"Unfunded Exposure Account" means each of the USD Unfunded Exposure Account, the Euro Unfunded Exposure Account and the GBP Unfunded Exposure Account and "Unfunded Exposure Accounts" means such Accounts, collectively.
"Unfunded Exposure Amount" means, on any date of determination, with respect to any Delayed Funding Term Loan, an amount equal to the aggregate amount of all unfunded commitments associated with such Delayed Funding Term Loan.
"Unfunded Exposure Shortfall" means, on any date of determination, an amount equal to the greater of (x) 0 and (y) the aggregate Unfunded Exposure Amount minus the amounts on deposit in the applicable Unfunded Exposure Accounts or the amounts in respect of such Unfunded Exposure Amount on deposit in a Permitted CAD Account, as applicable (and, with respect to any currency, an amount equal to the greater of (x) 0 and (y) the aggregate Unfunded Exposure Amount with respect to Delayed Funding Term Loans denominated in such currency minus the amounts on deposit in the related Unfunded Exposure Account or the related amounts on deposit in a Permitted CAD Account).
"Unused Facility Amount" means, on any applicable date of determination, (i) the aggregate Financing Commitments of all Lenders minus (ii) the greater of (x) the Minimum Funding Amount in effect on such date and (y) the aggregate outstanding amount of the Advances.
"USA Patriot Act" has the meaning ascribed to it in Section 2.04(e).
"USD Account" has the meaning ascribed to it in Section 8.01(a).
"USD Custodial Account" has the meaning ascribed to it in Section 8.01(a).
"USD Interest Collection Account" has the meaning ascribed to it in Section 8.01(a).
"USD Principal Collection Account" has the meaning ascribed to it in Section 8.01(a).
"USD Unfunded Exposure Account" has the meaning ascribed to it in Section 8.01(a).
"U.S. Bank" has the meaning ascribed to it in the preamble.
"U.S. Bank Agent" has the meaning ascribed to it in Section 9.01.
"U.S. Person" means any Person that is a "United States person" as defined in Section 7701(a)(30) of the Code.
"U.S. Tax Compliance Certificate" has the meaning ascribed to it in Section 3.03.
"Warranty Portfolio Investments" means any Warranty Portfolio Investments (as such term is defined in the Sale Agreement) repurchased or substituted in accordance with Section 5.1(n)(i) of the Sale Agreement.

"Working Capital Revolver" means a revolving lending facility secured by all or a portion of the current assets of the related obligor, which current assets subject to such security interest do not constitute a material portion of the obligor's total assets.
"Zero-Coupon Security" means any debt security that at the time of purchase does not by its terms provide for the payment of cash interest; provided that, if after such purchase such debt security provides for the payment of cash interest, it will cease to be a “Zero-Coupon Security”.
ARTICLE I

THE PORTFOLIO INVESTMENTS
Section 1.01.    Purchases of Portfolio Investments.
From time to time during the Reinvestment Period, the Company may acquire or originate Portfolio Investments, or request that Portfolio Investments be acquired or originated for the Company's account, all on and subject to the terms and conditions set forth herein. Each such acquisition or origination is referred to herein as a "Purchase", and all Portfolio Investments so Purchased (or Substituted) and not otherwise sold or liquidated are referred to herein as the Company's "Portfolio."
Section 1.02.    Procedures for Purchases, Substitutions and Related Financings.
(a)    Timing of Approval Requests. No later than five (5) Agent Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) before the date on which the Company proposes that a commitment to acquire any Portfolio Investment be made by it or for its account (a "Purchase Commitment") or that a Substitution occur, the Company shall cause the Investment Manager to deliver to the Administrative Agent a request (an "Approval Request") for such Purchase or Substitution (with a copy to the Collateral Agent).
(b)    Contents of Approval Requests. Each Approval Request shall consist of one or more electronic submissions to the Administrative Agent (transmitted in such a manner as the Administrative Agent may specify to the Investment Manager and the Company from time to time), shall be substantially in the form attached as Schedule 2 hereto and shall be accompanied by such other information as the Administrative Agent may reasonably request.
(c)    [RESERVED].
(d)    Right of the Administrative Agent to Approve Approval Requests. The Administrative Agent shall have the right, on behalf of all Financing Providers, in its sole and absolute discretion, to Approve or not Approve any Approval Request and to request additional information regarding any proposed Portfolio Investment. The Administrative Agent shall notify the Investment Manager and the Company (including via e-mail or other electronic messaging system) of its Approval or failure to Approve each Approval Request (and, if Approved, an initial determination of the Market Value for the related Portfolio Investment) no later than the fifth (5th) Agent Business Day succeeding the date on which it receives such Approval Request and any information reasonably requested in connection therewith; provided that any Portfolio Investments acquired by the Company pursuant to the Sale Agreement on the Effective Date shall be deemed to be approved by the Administrative Agent. With respect to any Approved Approval Request, the Administrative Agent shall promptly forward such request to the Lenders and the Collateral Agent, together with a preliminary indication of the amount and type of Financing that each Lender is being asked to provide in connection therewith.
Section 1.03.    Conditions to Purchases or Substitutions.
No Purchase Commitment, Purchase or Substitution shall be entered into unless each of the following conditions is satisfied (or waived as provided below) as of the date on which such Purchase Commitment is entered into (such Portfolio Investment's "Trade Date") or the Company consummates a Substitution (the "Substitution Date") (and such Portfolio Investment shall not be Purchased and no Substitution shall occur, and the related Financing shall not be required to be made available to the Company by the applicable Financing Providers, unless each of the following conditions is satisfied or waived as of such Trade Date or Substitution Date, as applicable):
(1)    the related Trade Date or Substitution Date is not later than ten (10) Agent Business Days after the date on which the Administrative Agent has Approved or not Approved the related Approval Request;
(2)    the related Approval Request accurately describes in all material respects such Portfolio Investment and such Portfolio Investment satisfies the Eligibility Criteria;
(3)    in the case of a Purchase, the proposed Settlement Date for such Portfolio Investment is not later than 20 Agent Business Days following the last day of the Reinvestment Period;
(4)    no Event of Default or event that, with notice or lapse of time or both, would constitute an Event of Default (a "Default"), in each case, has occurred and is continuing and no Coverage Event has occurred;
(5)    after giving effect to the Purchase or Substitution of such Portfolio Investment and the related provision of Financing (if any) hereunder:
(w)    the Compliance Condition is satisfied;
(x)    the Concentration Limitations are satisfied;
(y)    the aggregate amount of Financings then outstanding will not exceed the limit set forth in the Transaction Schedule; and
(z)    in the case of a Purchase, the amount of any Financing requested shall be not less than U.S. $3,000,000;

The Administrative Agent, on behalf of the Financing Providers, may waive any condition to a Purchase or Substitution specified above in this Section 1.03 by written notice thereof to the Company, the Collateral Administrator, the Investment Manager and the Collateral Agent.
If the above conditions to a Purchase are satisfied or waived, the Investment Manager shall determine, in consultation with the Administrative Agent and with notice to any applicable Financing Providers and the Collateral Administrator, the date on which such Purchase shall settle (the "Settlement Date" for such Portfolio Investment) and on which any related Financing shall be provided.
Section 1.04.    Sales of Portfolio Investments.
The Company will not sell, transfer or otherwise dispose of any Portfolio Investment or any other asset without the prior consent of the Administrative Agent (acting at the direction of the Required Financing Providers), except that, (i) the Company may make Permitted Distributions in accordance with this Agreement and (ii) the Company (or the Investment Manager on its behalf) may, subject to the limitations set forth in Section 1.07 hereof and Section 5.01(n)(iii) of the Sale Agreement, sell any Portfolio Investment, Ineligible Investment or other asset so long as such sale is on an arm's length basis (other than with respect to Warranty Portfolio Investments) and in accordance with the Investment Manager's standard market practices and, after giving effect thereto, no Coverage Event has occurred and no Default or Event of Default has occurred and is continuing. The Company may sell any Warranty Portfolio Investments to the Parent pursuant to the terms of the Sale Agreement. In addition, within two (2) Business Days of any Delayed Funding Term Loan with an unfunded commitment becoming an Ineligible Investment, the Company, subject to the conditions set forth in the immediately preceding sentence, shall sell such Delayed Funding Term Loan and shall pay any amount payable in connection with such sale.
Notwithstanding anything in this Agreement to the contrary: (i) following the occurrence and during the continuance of an Event of Default, the Company shall have no right to cause the sale, transfer or other disposition of a Portfolio Investment or any other asset (including, without limitation, the transfer of amounts on deposit in the Accounts or any Permitted CAD Account) without the consent of the Administrative Agent, (ii) following the occurrence of a Coverage Event, the Company shall use commercially reasonable efforts to sell any or all of the Collateral (individually or in lots, including a lot comprised of all of the Portfolio Investments) at the sole direction of, and in the manner (including, without limitation, the time of sale, sale price, principal amount to be sold and purchaser) required by the Administrative Agent (provided that each such sale shall be made at the direction of the Required Financing Providers) at then-current fair market values and in accordance with the Administrative Agent's standard market practices, and the proceeds thereof shall be deposited into the CE Cure Account, (iii) following the occurrence of a Coverage Event, the Investment Manager shall have no right to act on behalf of, or otherwise direct, the Company, the Administrative Agent, the Collateral Agent or any other person in connection with a sale of Portfolio Investments pursuant to any provision of this Agreement and (iv) in connection with any Coverage Event Cure, the Company shall cause the Investment Manager to use its best efforts to effect an assignment of any Portfolio Investment within the applicable time period specified in the definition of Coverage Event Cure; provided that in connection with any sale of Portfolio Investments required by the Administrative Agent (or the Required Financing Providers) pursuant to (x) the preceding clause (ii) or (y) Section 8.02(c) following the occurrence of an Event of Default, in connection with such sale, the applicable Agent shall (a) use commercially reasonable efforts to solicit a bid for such Portfolio Investments from the Designated Independent Broker-Dealer, (b) use reasonable efforts to notify the Company at the Designated Email Notification Address promptly upon distribution of bid solicitations regarding the sale of such Portfolio Investments and (c) sell such Portfolio Investments to the Designated Independent Broker-Dealer if the Designated Independent Broker-Dealer provides the highest bid in the case where bids are received in respect of the sale of such Portfolio Investments, it being understood that if the Designated Independent Broker-Dealer provides a bid to the applicable Agent that is the highest bona fide bid to purchase a Portfolio Investment on a line-item basis where such Portfolio Investment is part of a pool of Portfolio Investments for which there is a bona fide bid on a pool basis proposed to be accepted by the applicable Agent (in its sole discretion), then the applicable Agent shall accept any such line-item bid only if such line-item bid (together with any other line-item bids by the Designated Independent Broker-Dealer or any other bidder for other Portfolio Investments in such pool) is greater than the bid on a pool basis. For purposes of this paragraph, the applicable Agent shall be entitled to disregard as invalid any bid submitted by any Independent Broker-Dealer if, in such Agent's good faith judgment: (i) either (x) such Independent Broker-Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the relevant Portfolio Investments or (y) such Independent Broker-Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the relevant Portfolio Investments to the assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, to it; or (ii) such bid is not bona fide, including, without limitation, due to (x) the insolvency of the Independent Broker-Dealer or (y) the inability, failure or refusal of the Independent Broker-Dealer to settle the purchase of the relevant Portfolio Investments or any portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally.
Following the occurrence of a Coverage Event or an Event of Default, in connection with any sale of a Portfolio Investment directed by the Administrative Agent pursuant to this Section 1.04 and the application of the net proceeds thereof, the Company hereby appoints the Administrative Agent as the Company's attorney-in-fact (it being understood that the Administrative Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company to effectuate the provisions of this Section 1.04 (including, without limitation, the power to execute any instrument which the Administrative Agent or the Required Financing Providers may deem necessary or advisable to accomplish the purposes of this Section 1.04 or any direction or notice to the Collateral Agent in respect to the application of net proceeds of any such sales). None of the Administrative Agent, the Financing Providers, the Collateral Administrator, the Securities Intermediary, the Collateral Agent nor any affiliate of any thereof shall incur any liability to the Company, the Investment Manager or any other person in connection with any sale effected at the direction of the Administrative Agent in accordance with this Section 1.04, including, without limitation, as a result of the price obtained for any Portfolio Investment, the timing of any sale or sales of Portfolio Investments or the notice or lack of notice provided to any person in connection with any such sale, so long as, in the case of the Administrative Agent only, any such sale does not violate Applicable Law.
After the termination of the Financing Commitments and the payment in full in cash of the Secured Obligations, any remaining proceeds of any sale or transfer of the Collateral shall be delivered to the Company.
Section 1.05.    Review of Portfolio Investments.
The Company (or the Investment Manager on its behalf), acting in good faith and in a commercially reasonable manner, may dispute the Market Value of some or all of the Portfolio Investments subject to the conditions set forth in this Section 1.05. By no later than 10:00 a.m., New York City time, on the Business Day immediately following the related date of determination, the Company may (x) with respect to any Broadly Syndicated Portfolio Investment, obtain an Independent Bid from at least two Independent Broker-Dealers or (y) with respect to up to three Portfolio Investments per calendar quarter that are not Broadly Syndicated Portfolio Investments, (I) engage a Nationally Recognized Valuation Provider, at the expense of the Company, to provide a valuation of the applicable Portfolio Investment and submit evidence of such valuation to the Administrative Agent or (II) obtain an Independent Bid from at least two Independent Broker-Dealers. Upon satisfaction of clause (x) or clause (y) above (subject, in the case of clause (x), to the terms of the immediately succeeding paragraph), the value established will be the Market Value for the applicable Portfolio Investment from and after (but not earlier than) delivery of notice of such value to the Administrative Agent; provided that, on any date other than the date on which a Market Value was established under clause (x) or clause (y) above, the Administrative Agent may determine in good faith and in a commercially reasonable manner that the Market Value for the applicable Portfolio Investment has changed, in which case the Administrative Agent may determine another Market Value (in accordance with this definition of Market Value).
Each Independent Bid must be maintained by the applicable Independent Broker-Dealer and actionable for the Administrative Agent before 12:00 noon, New York City time, on such next Business Day. If the Company obtains Independent Bids and submits to the Administrative Agent evidence of two such Independent Bids no later than 10:00 a.m., New York City time, on such next Business Day, then the average of such Independent Bids shall be used to determine the Market Value of the applicable Broadly Syndicated Portfolio Investment. Notwithstanding the foregoing, the Administrative Agent shall be entitled to disregard as invalid any Independent Bid submitted by any Independent Broker-Dealer if, in the Administrative Agent's good faith judgment: (i) such Independent Broker-Dealer is ineligible to accept assignment or transfer of the applicable Broadly Syndicated Portfolio Investment substantially in accordance with the then-current market practice in the principal market for such Broadly Syndicated Portfolio Investment, as reasonably determined by the Administrative Agent; or (ii) such firm bid or such firm offer is not bona fide due to the insolvency of the Independent Broker-Dealer.
For the avoidance of doubt, the Market Value of any (i) Portfolio Investment that has not been Approved by the Administrative Agent or (ii) Ineligible Investment shall be $0 and cannot be disputed.

Section 1.06.    Substitutions. The Company may, subject to the limitations set forth in Section 1.07 hereof and Section 5.01(n)(iii) of the Sale Agreement, replace a Portfolio Investment with another Portfolio Investment (each such replacement, a "Substitution" and such new Portfolio Investment, a "Substitute Portfolio Investment") so long as the Company has submitted an Approval Request and the Substitute Portfolio Investment has been approved by the Administrative Agent in its sole discretion (which approval or refusal to approve may be based on the Administrative Agent's assessment of the credit quality of the original Portfolio Investment and the proposed Substitute Portfolio Investment) and all other applicable conditions precedent set forth in Section 1.03 have been satisfied with respect to each Substitute Portfolio Investment to be acquired by the Company in connection with such Substitution; provided that after the Reinvestment Period, the aggregate outstanding balance of Portfolio Investments in the Portfolio subject to a Substitution may not exceed 20% of the aggregate Financing Commitments in effect during the Reinvestment Period. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate outstanding balance of Portfolio Investments in the Portfolio subject to a Substitution, together with the aggregate outstanding balance of Portfolio Investments sold to the Parent or its Affiliates by the Company (in each case other than in connection with the sale or Substitution of a Warranty Portfolio Investment), exceed 20% of the Net Purchased Loan Balance measured as of the date of such sale or Substitution; provided further that in no event shall the aggregate outstanding balance of Portfolio Investments in the Portfolio that are in default and subject to a Substitution, together with the aggregate outstanding balance of Portfolio Investments that are in default and sold to the Parent or its Affiliates by the Company (in each case other than in connection with the sale or Substitution of a Warranty Portfolio Investment), exceed 10% of the Net Purchased Loan Balance measured as of the date of such sale or Substitution.
Section 1.07.    Repurchase Limits. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate outstanding balance of Portfolio Investments in the Portfolio subject to a Substitution, together with the aggregate outstanding balance of Portfolio Investments sold to the Parent or its Affiliates by the Company (in each case other than in connection with the sale or Substitution of a Warranty Portfolio Investment), exceed 20% of the Net Purchased Loan Balance measured as of the date of such sale or Substitution; provided further that in no event shall the aggregate outstanding balance of Portfolio Investments in the Portfolio that are in default and subject to a Substitution, together with the aggregate outstanding balance of Portfolio Investments that are in default and sold to the Parent or its Affiliates by the Company (in each case other than in connection with the sale or Substitution of a Warranty Portfolio Investment), exceed 10% of the Net Purchased Loan Balance measured as of the date of such sale or Substitution.
Section 1.08.    Deposits and Contributions by Parent    . Notwithstanding any other provision of this Agreement, Parent may, from time to time in its sole discretion, (x) deposit amounts in U.S. dollars into the USD Principal Collection Account, and/or (y) transfer Portfolio Investments approved in writing by the Administrative Agent (in its sole discretion) as equity contributions to the Company pursuant to the Sale Agreement. All such amounts will be included in each applicable calculation to the extent provided under this Agreement, including, without limitation, calculation of Market Value, Net Asset Value, the Compliance Condition and Coverage Events. In addition, the Administrative Agent, on behalf of the Financing Providers, and the Company may modify the terms herein relating to the Compliance Condition as set forth in Annex A hereto.

Section 1.09.    Valuation of Permitted Non-USD Currency Assets. For purposes of all calculations hereunder, (i) the principal amount of all Euro Investments (and Eligible Investments denominated in Euros) and proceeds denominated in Euro on deposit in any Account, (ii) the principal amount of all CAD Investments (and Eligible Investments denominated in CAD) and proceeds denominated in CAD on deposit in any Permitted CAD Account and (iii) the principal amount of all GBP Investments (and Eligible Investments denominated in GBP) and proceeds denominated in GBP on deposit in any Account, in each case, shall be converted to U.S. dollars at the Spot Rate in accordance with the definition of such term in consultation with the Administrative Agent on the applicable date of calculation.
ARTICLE II

THE FINANCINGS
Section 2.01.    Financing Commitments.
Subject to the terms and conditions set forth herein, during the Reinvestment Period, each Financing Provider hereby severally agrees to make available to the Company the types of Financing identified on the Transaction Schedule as applicable to such Financing Provider, in U.S. dollars, in an aggregate amount, for such Financing Provider and such type of Financing, not exceeding the amount of its Financing Commitment for such type of Financing. The Financing Commitments shall terminate on the Maturity Date (or, if earlier, the date of termination of the Financing Commitments pursuant to Article VII or upon a Coverage Event).
Section 2.02.    First Advance; Additional Advances.
(a)    Subject to the satisfaction or waiver of the conditions set forth in Sections 2.03 and 2.04, each Financing Provider as of the Effective Date agrees, severally and not jointly, to make or cause to be made on the Effective Date, an advance in an aggregate principal amount equal to $39,000,000 subject to the conditions set forth in this Agreement (the "First Advance"). Each Financing Provider shall make its portion of the First Advance available to the Company no later than 3:00 p.m. (New York City time) on the Effective Date in accordance with the terms set forth in Section 3.01.
(b)    On any date during the term of the Reinvestment Period, subject to the conditions set forth in this Agreement, the Company may request, and the Financing Providers may provide, additional Advances.
Section 2.03.    Financings; Use of Proceeds.
(a)    Subject to the satisfaction or waiver of the conditions to the Purchase of a Portfolio Investment set forth in Section 1.03 both as of the related Trade Date and Settlement Date, the applicable Financing Providers will make the applicable Financing available to the Company on the related Settlement Date (or otherwise on the related specified borrowing date if no Portfolio Investment is being acquired on such date) as provided herein; provided that, if no Portfolio

Investment is being acquired on such date, only the conditions set forth in clauses (4) and (5) of Section 1.03 shall require satisfaction or waiver.
(b)    Except as expressly provided herein, the failure of any Financing Provider to make any Advance required hereunder shall not relieve any other Financing Provider of its obligations hereunder. If any Financing Provider shall fail to provide any Financing to the Company required hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Financing Provider to satisfy such Financing Provider's obligations hereunder until all such unsatisfied obligations are fully paid.
(c)    Subject to Section 2.03(e), the Company shall use the proceeds of the Financings received by it hereunder to purchase the Portfolio Investments identified in the related Approval Request or to make advances to the obligor of Delayed Funding Term Loans in accordance with the underlying instruments relating thereto, provided that, if the proceeds of a Financing are deposited in the USD Principal Collection Account as provided in Section 3.01 on or prior to the Settlement Date for any Portfolio Investment but the Company is unable to Purchase such Portfolio Investment on such Settlement Date, or if there are proceeds of such Financing remaining after such Purchase, then, subject to Section 3.01(a), the Collateral Agent shall apply such proceeds on such date as provided in Article IV. The proceeds of the Financings shall not be used for any other purpose.
(d)    With respect to any Advance, the Company shall cause the Investment Manager to submit a request substantially in the form of Exhibit A to the Lenders and the Administrative Agent, with a copy to the Collateral Agent and the Collateral Administrator, not later than 2:00 p.m. New York City time, two (2) Business Days prior to the Business Day specified as the date on which such Advance shall be made and, upon receipt of such request, the Lenders shall make such Advances in accordance with the terms set forth in Section 3.01. Any requested Advance shall be (i) if applicable, in an amount such that, after giving effect thereto and the related purchase of the applicable Portfolio Investment(s), the Compliance Condition is satisfied; provided that the Compliance Condition will not be applicable with respect to the First Advance used principally to acquire Portfolio Investments from the Parent, and (ii) if related to the Purchase of any Portfolio Investment, no later than ten (10) Agent Business Days after the date on which the Administrative Agent Approved the related Approval Request in accordance herewith.
(e)    If the aggregate principal amount of the outstanding Advances (assuming that Advances have been made for any outstanding Purchase Commitments which have traded but not settled) is less than (x) prior to the occurrence of any Accordion Date, $150,000,000 and (y) from and after any Accordion Date, the amount specified in clause (x) above plus the product of the Financing Commitments of the Lenders resulting from the exercise of the Accordion Option on such Accordion Date and each prior Accordion Date multiplied by 50% (without giving effect to any reduction of the Financing Commitments under this Agreement thereafter during the Reinvestment Period) (the "Minimum Funding Amount") on any date on or after the Second Amendment Date and prior to the last day of the Reinvestment Period, then the Company agrees to pay to the Administrative Agent, from and after such date, for the account of each Lender, an undrawn fee (the "Undrawn Fee") which shall accrue at a per annum rate equal to 2.50% on the average daily Undrawn Amount during the period from and including such date to but excluding the last day of the Reinvestment Period. The Minimum Funding Amount shall be automatically reduced in part on the date of any prepayment made in accordance with the terms of this Agreement (other than a prepayment in accordance with Section 4.03(c)(iii) or a prepayment pursuant to Section 4.03(c)(v) that does not exceed the then-current Revolving Amount), in each case in an amount equal to the amount of such prepayment multiplied by a fraction equal to (i) the Minimum Funding Amount immediately prior to the prepayment over (ii) the Financing Commitment immediately prior to the prepayment. Accrued Undrawn Fees shall be payable in arrears on each Interest Payment Date occurring after the date on which the aggregate principal amount of the outstanding Advances (assuming that Advances have been made for any outstanding Purchase Commitments which have traded but not settled) is less than the Minimum Funding Amount to earlier of (i) date on which the Financing Commitments terminate and (ii) the last day of the Reinvestment Period. All Undrawn Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(f)    If two Business Days prior to the end of the Reinvestment Period, the Company has any outstanding unfunded obligations to make future advances under any Delayed Funding Term Loan, then (x) first, at the written direction of the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator), the Securities Intermediary shall transfer amounts in any Principal Collection Account that are available in accordance with the terms of this Agreement to make any such future advances in respect of any Delayed Funding Term Loan to the applicable Unfunded Exposure Account in an amount equal to the least of (i) the aggregate amount of all such unfunded obligations minus the amount already held in the Unfunded Exposure Account, (ii) the Financing Commitments in excess of the aggregate principal amount of the outstanding Advances and (iii) an amount such that the Compliance Condition is satisfied after giving effect to such direction, and (y) second, the Investment Manager, on behalf of the Company, shall be deemed to have requested an Advance on such date, and the Lenders shall make a corresponding Advance on the last day of the Reinvestment Period (with written notice to the Collateral Agent and the Collateral Administrator by the Administrative Agent) in accordance with Article III in an amount, on a pro forma basis after immediately giving effect to clause (x) above, equal to the least of (i) the aggregate amount of all such unfunded obligations minus the amount already held in the Unfunded Exposure Account, (ii) the Financing Commitments in excess of the aggregate principal amount of the outstanding Advances and (iii) an amount such that the Compliance Condition is satisfied after giving effect to such Advance. After giving effect to such Advance, the Company shall cause the proceeds of such Advance and cash from other sources that is available in accordance with the terms of this Agreement in an amount equal to the aggregate amount of all unfunded obligations remaining in respect of any Delayed Funding Term Loans to be deposited in the applicable Unfunded Exposure Account or a Permitted CAD Account (exchanged into the applicable Permitted Non-USD Currency at the Spot Rate in the case of any Delayed Funding Term Loans denominated in a Permitted Non-USD Currency).
(g)    Without limitation to clause (f) above, the Company shall not acquire any unfunded commitment under Delayed Funding Term Loan unless, on a pro forma basis after immediately giving effect to such purchase, the Compliance Condition will be satisfied.

Section 2.04.    Other Conditions to Financings.
Notwithstanding anything to the contrary herein, the obligations of the Lenders to make Advances shall not become effective until the date (the "Effective Date") on which each of the following conditions is satisfied (or waived by the Administrative Agent in its sole discretion):
(a)    Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    Loan Documents. The Administrative Agent shall have received satisfactory evidence that the Sale Agreement, the Collateral Administration Agreement, the Security Deed, the Custody and Account Bank Agreement, the letter agreement between the Company and the Administrative Agent referred to in the definition of the term "Compliance Condition" and the Investment Management Agreement (such documents, together with this Agreement, the "Loan Documents") have been executed and are in full force and effect, and that the initial sales and contributions contemplated by the Sale Agreement shall have been consummated.
(c)    Corporate Documents. The Administrative Agent shall have received certified copies of the resolutions of the board of managers (or similar items) of the Company and the Investment Manager approving the Loan Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its secretary or assistant secretary. Good standing certificates for each of the Company and the Investment Manager issued by the applicable Governmental Authority of its jurisdiction of organization. A certificate of the secretary or assistant secretary of each of the Company and the Investment Manager certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Loan Documents to be delivered by it.
(d)    Payment of Fees, Etc. The Administrative Agent, the Lenders, the Collateral Agent and the Collateral Administrator shall have received all fees and other amounts due and payable by the Company in connection herewith on or prior to the Effective Date and, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including legal fees and expenses) required to be reimbursed or paid by the Company hereunder (except as provided in Section 4.03(f)).
(e)    Patriot Act, Etc. To the extent requested by the Administrative Agent or any Lender, the Administrative Agent or such Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the "USA Patriot Act") and other applicable "know your customer" and anti-money laundering rules and regulations.
(f)    Filings. Copies of proper financing statements, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder.
(g)    Certain Acknowledgements and Search Reports. The Administrative Agent shall have received (a) UCC, tax and judgment lien searches and (b) such other searches that the Administrative Agent deems necessary or appropriate.
(h)    Officers' Certificates of the Company Regarding This Agreement. An officer's certificate of the Company stating that, to the best of the signing officer's knowledge, there has been no Event of Default under this Agreement and that all representations and warranties of the Company are true and correct in all material respects as of the Effective Date (provided that to the extent such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date).
(i)    Opinions. Legal opinions of Dechert LLP, counsel for the Company and the Investment Manager, and counsel for the Collateral Agent, each in form and substance reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request (including, without limitation, certain non-consolidation and bankruptcy matters).
(j)    Second Amendment Date. In addition, the modification of the Original Agreement pursuant to this Agreement is conditioned upon: (i) payment (to the extent invoiced) of outstanding fees of each Lender and any invoiced outstanding fees and disbursements of the Administrative Agent (if any); (ii) delivery and execution of certain officer’s certificates of the Company in form and substance reasonably satisfactory to the Administrative Agent and the Lenders relating to certain corporate matters, solvency, matters under the Loan Agreement and any other matters reasonably requested by the Administrative Agent; (iii) delivery of search reports and public records reasonably requested by the Administrative Agent; (iv) delivery of an opinion of counsel for the Company in form and substance reasonably satisfactory to the Administrative Agent; and (v) delivery of executed signature pages by all parties hereto to the Administrative Agent.
ARTICLE III

ADDITIONAL TERMS APPLICABLE TO THE FINANCINGS
Section 3.01.    The Advances.
(a)    Making the Advances. If the Lenders are required to make an Advance to the Company as provided in Sections 2.02 and 2.03, then each Lender shall make such Advance on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon (or 3:00 p.m. with respect to the First Advance), New York City time, to the Collateral Agent for deposit to the USD Principal Collection Account. Each Lender at its option may make any Advance by causing any domestic or foreign branch or affiliate of such Lender to make such Advance, provided that any exercise of such option shall not affect the obligation of the Company to repay such Advance in accordance with the terms of this Agreement. During the Reinvestment Period, the Company may prepay and reborrow any or all of the Revolving Amount.

(b)    Interest on the Advances. All outstanding Advances shall bear interest (from and including the date on which such Advance is made) at a per annum rate equal to the LIBO Rate for each Calculation Period in effect plus the Applicable Margin. Notwithstanding the foregoing, if any principal of or interest on any Advance is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to the Advances as provided in the preceding sentence.
(c)    Evidence of the Advances. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in the United States a register (the "Register") in which it shall record the names and addresses of the Lenders and the Financing Commitment of, and principal amount of the Advances (and related interest amounts) due and payable or to become due and payable from the Company to each Lender hereunder and the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof. The entries made in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender and the owner of the amounts owing to it hereunder as reflected in the Register for all purposes of this Agreement, notwithstanding notice to the contrary.
Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or its registered assigns) and in a form approved by the Administrative Agent. Notwithstanding the creation of a promissory note, any transfer of an interest in such note shall not be effective until reflected in the Register. Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to such payee and its registered assigns.
(d)    Pro Rata Treatment. Except as otherwise provided herein, all borrowings of, and payments in respect of, the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances held by them.
(e)    Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Company that any Change in Law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for a Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Advances hereunder, then (1) the obligation of such Lender or the Administrative Agent hereunder shall immediately be suspended until such time as such Lender or the Administrative Agent determines (in its sole discretion) that such performance is again lawful, (2) such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses), to transfer within twenty (20) days after it gives notice under this clause (e), all of its rights and obligations under this Agreement to another of its offices, branches or affiliates with respect to which such performance would not be unlawful, and (3) if such Lender or the Administrative Agent is unable to effect a transfer under clause (2), then any outstanding Advances of such Lender shall be promptly paid in full by the Company (together with all accrued interest and other amounts owing hereunder) but not later than the end of the then-current Calculation Period (or, if sooner repayment is required by law, be repaid within ten (10) Business Days of such Lender giving the Company notice thereof); provided that, to the extent that any such adoption or change makes it unlawful for the Advances to bear interest by reference to the LIBO Rate, then the foregoing clauses (1) through (3) shall not apply and the Advances shall bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the Base Rate plus the Applicable Margin for Advances.
(f)    Change in Law.
(i) If any Change in Law shall:
(A) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;
(B) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender; or
(C) subject any Lender or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.
(ii) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Advances made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material (which demand shall be accompanied by a statement setting forth the basis for such demand), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.
(iii) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(iv)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(v)    Each Lender agrees that it will take such commercially reasonable actions as the Company may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 3.01(f); provided that no Lender shall be obligated to take any actions that would, in the reasonable opinion of such Lender, be disadvantageous to such Lender (including, without limitation, due to a loss of money). In no event will the Company be responsible for increased amounts referred to in this Section 3.01(f) which relates to any other entities to which any Lender provides financing.
All payments to be made hereunder by the Company in respect of the Advances shall be made without set-off or counterclaim.
(g)    Alternate Rate of Interest. (i)    If prior to the commencement of any Calculation Period: (x) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate (including, without limitation, because the LIBO Rate is not available or published on a current basis), for U.S. dollar deposits and such Calculation Period or (y) the Administrative Agent is advised by the Required Financing Providers that the LIBO Rate, as applicable, for such Calculation Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Advance for such Calculation Period, then the Administrative Agent shall give notice thereof to the Company, the Investment Manager, the Collateral Administrator and the Financing Providers by telephone or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Company, the Investment Manager, the Collateral Administrator and the Financing Providers that the circumstances giving rise to such notice no longer exist, if any Advance is requested, such Advance shall accrue interest at the Base Rate plus the Applicable Margin for Advances.

(ii)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (x) the circumstances set forth in Section 3.01(g)(i)(x) have arisen and such circumstances are unlikely to be temporary or (y) the circumstances set forth in Section 3.01(g)(i)(x) have not arisen but the supervisor for the administrator of the LIBO Rate or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 10.05, such amendment shall become effective without any further action or consent of any other party to this Agreement (but with written notice to the Collateral Agent and the Collateral Administrator and the Investment Manager) so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Financing Providers stating that such Required Financing Providers object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (ii) (but, in the case of the circumstances described in clause (y) of the first sentence of this Section 3.01(g)(ii), only to the extent the LIBO Rate for U.S. dollar deposits and such Calculation Period is not available or published at such time on a current basis), if any Advance is requested, such advance shall accrue interest at the Base Rate plus the Applicable Margin for Advances.
Section 3.02.    General.
The provisions of Section 3.01 and any other provisions relating to the types of Financings contemplated by each such section shall not be operative until and unless such types of Financing have been made available to the Company, as evidenced by the Transaction Schedule.
Section 3.03.    Taxes.
(a)    Payments Free of Taxes. All payments to be made hereunder by the Company in respect of the Advances shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment by the Company, then the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Company. Without duplication of other amounts payable by the Company under this Section 3.03, the Company shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the

Administrative Agent or the Collateral Agent timely reimburse them for the payment of, any Other Taxes.
(c)    Indemnification by the Company. The Company shall indemnify each Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall indemnify, within ten (10) days after demand therefor, (i) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), and (ii) the Administrative Agent for any (A) Taxes attributable to such Lender's failure to comply with the provisions of 10.08 relating to the maintenance of a Participant Register and (B) Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 3.03, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders. (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)    Without limiting the generality of the foregoing,
(A)    any Recipient that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), an executed IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent or any information in a previously provided form changes), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN, W-8BEN-E, W-8EXP or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, an IRS Form W-8BEN, W-8BEN-E or W-8EXP or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such Tax treaty;
(ii)    an executed IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, is not a "10 percent shareholder" of the Company within the meaning of Section 881(c)(3)(B) of the Code, and is not a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) an executed IRS Form W-8BEN, W-8BEN-E or applicable successor form; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by FATCA and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or credit in lieu thereof as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund or credit), net of reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund or credit had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Administrative Agent's Tax Status. The Administrative Agent represents to the Company that it is a "U.S. person" and a "financial institution" within the meaning of Treasury Regulations Section 1.1441-1 and a "U.S. financial institution" within the meaning of Treasury

Regulations Section 1.1471-3T and that it will comply with its obligations to withhold under Section 1441 and FATCA.
(i)    Survival. Each party's obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the termination, satisfaction or discharge of all obligations under any Loan Document.
Section 3.04.    Mitigation Obligations.
(a)    Designation of a Different Office. If any Recipient requests compensation under Section 3.01(f), or requires the Company to pay any Indemnified Taxes or additional amounts to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 3.03, then such Recipient shall at the request of the Company use reasonable efforts to designate a different office for funding or booking the Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01(f) or Section 3.03, as the case may be, in the future, and (ii) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment.
(b)    Replacement of Recipient. If any Recipient requests compensation under Section 3.01(f), or if the Company is required to pay any Indemnified Taxes or additional amounts to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 3.03 and, in each case, such Recipient has declined or is unable to designate a different lending office in accordance with Section 3.04(a) or such designation would not eliminate the need for such payments, or if any Lender is a defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Recipient and the Administrative Agent, require such Recipient to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.08), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01(f) or Section 3.03) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such rights and obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);
(ii)    in the case of any such assignment resulting from a claim for compensation under Section 3.01(f) or gross-up payments under Section 3.03, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii)    such assignment does not conflict with Applicable Law.
No Lender shall be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
ARTICLE IV

COLLECTIONS AND PAYMENTS
Section 4.01.    Interest Proceeds.
The Company shall cause all Interest Proceeds on the Portfolio Investments owned by it to be deposited in the USD Interest Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the USD Interest Collection Account all Interest Proceeds received by it immediately upon receipt thereof; provided that Interest Proceeds denominated in Permitted Non-USD Currencies shall be deposited into the Euro Interest Collection Account, the GBP Interest Collection Account or a Permitted CAD Account, as applicable.
All Interest Proceeds shall be retained in the USD Interest Collection Account, the Euro Interest Collection Account, the GBP Interest Collection Account or the designated Permitted CAD Account, as applicable, and invested (and reinvested) at the written direction of the Investment Manager (or, if a Coverage Event has occurred or an Event of Default has occurred and is continuing, the Administrative Agent) in Eligible Investments. Eligible Investments shall mature no later than the end of the next succeeding Calculation Period.
Interest Proceeds on deposit in the USD Interest Collection Account may be withdrawn by the Collateral Agent (at the written direction of the Company or the Investment Manager on its behalf (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Coverage Event, the Administrative Agent)) and applied (i) to make payments or (ii) to make Permitted Distributions, in each case, in accordance with this Agreement and with two (2) Business Days prior notice to the Administrative Agent. Interest Proceeds on deposit in the Euro Interest Collection Account, the GBP Interest Collection Account or the designated Permitted CAD Account shall be exchanged for U.S. dollars at the Spot Rate one (1) Business Day after receipt of such Interest Proceeds and deposited into the USD Interest Collection Account for application as described above at the written direction of the Company or the Investment Manager on its behalf (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Coverage Event, the Administrative Agent).
The Investment Manager shall notify the Administrative Agent and the Collateral Agent if the Investment Manager reasonably determines in good faith that any amounts in the USD Interest Collection Account, the Euro Interest Collection Account, the GBP Interest Collection Account or the Permitted CAD Account in which Interest Proceeds denominated in CAD are deposited have been deposited in error or do not otherwise constitute Interest Proceeds, whereupon such amounts on deposit in such Account or Permitted CAD Account may be withdrawn by the Collateral Agent or Collateral Trustee, as applicable (at the direction of the Company or the Investment Manager on its behalf (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Coverage Event, the Administrative Agent)) on the next succeeding Business Day and remitted to or at the direction of the Company or the Investment Manager on its behalf.
Section 4.02.    Principal Proceeds.
The Company shall cause all Principal Proceeds received on the Portfolio Investments owned by it to be deposited in the USD Principal Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the USD Principal Collection Account all Principal Proceeds received by it immediately upon receipt thereof; provided that Principal Proceeds denominated in Permitted Non-USD Currencies shall be deposited into the Euro Principal Collection Account, the GBP Principal Collection Account or a Permitted CAD Account, as applicable.
All Principal Proceeds shall be retained in the USD Principal Collection Account, the Euro Principal Collection Account, the GBP Principal Collection Account or the designated Permitted CAD Account, as applicable, and invested (and reinvested) at the written direction of the Investment Manager (or, if a Coverage Event has occurred or an Event of Default has occurred and is continuing, the Administrative Agent) in overnight Eligible Investments. All investment income on such Eligible Investments shall constitute Interest Proceeds.
Principal Proceeds on deposit in the USD Principal Collection Account may be withdrawn by the Collateral Agent (at the written direction of the Company or the Investment Manager on its behalf (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Coverage Event, the Administrative Agent)) and applied (i) to make payments, (ii) towards the purchase price of Portfolio Investments or (iii) to make Permitted Distributions, in each case, in accordance with this Agreement and with, in the case of clauses (i) and (iii), two (2) Business Days prior notice to the Administrative Agent, and in the case of clause (ii), with one (1) Business Day prior notice to the Administrative Agent. Principal Proceeds on deposit in the Euro Principal Collection Account, the GBP Principal Collection Account or the designated Permitted CAD Account shall be exchanged for U.S. dollars at the Spot Rate one (1) Business Day after receipt of such Principal Proceeds and deposited into the USD Principal Collection Account for application as described above at the written direction of the Company or the Investment Manager on its behalf (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Coverage Event, the Administrative Agent).
The Investment Manager shall notify the Administrative Agent and the Collateral Agent if the Investment Manager reasonably determines in good faith that any amounts in any such Account or Permitted CAD Account have been deposited in error or do not otherwise constitute Principal Proceeds, whereupon such amounts may be withdrawn by the Collateral Agent or Collateral Trustee, as applicable (at the direction of the Company or the Investment Manager on its behalf (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Coverage Event, the Administrative Agent)) on the next succeeding Business Day and remitted to or at the direction of the Company or the Investment Manager on its behalf.

Section 4.03.    Principal and Interest Payments; Prepayments; Commitment Fee; Upfront Fee.
(a)    The unpaid aggregate principal amount of the Advances (together with accrued interest thereon) shall be paid in full in cash to the Administrative Agent for the account of each Lender on the Maturity Date and any and all cash in the Accounts and the Permitted CAD Accounts shall be applied to the satisfaction of the Secured Obligations on the Maturity Date.
(b)    Accrued interest on the Advances shall be payable in cash in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to the second sentence of Section 3.01(b) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Advances, excluding the repayment of the Revolving Amount, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) payments on Interest Payment Dates shall be subject to the requirements of Section 9.02(e).
(c)    Subject to the requirements of this Section 4.03(c), the Company shall have the right from time to time to prepay outstanding Advances in whole or in part (i) on any Business Day that JPMorgan Chase Bank, National Association ceases to act as Administrative Agent, (ii) upon the occurrence of a Repayment Event, (iii) in connection with a Coverage Event Cure; (iv) if the Company elects to terminate or reduce the Financing Commitments as a result of a Lender's default in its obligations hereunder, (v) subject to the payment of the premium described in Section 4.03(d), on the last day of any Calculation Period; provided that, the Company may not prepay any outstanding Advances pursuant to this Section 4.03(c)(v) prior to the 12-month anniversary of the Second Amendment Date or (vi) during the Reinvestment Period, in an amount up to the Revolving Amount (which amount may be re-borrowed subject to the conditions set forth in this Agreement). The Company shall notify the Administrative Agent by telephone (confirmed by facsimile with a copy to the Collateral Agent and the Collateral Administrator) of any prepayment hereunder not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment (which shall be the last day of a Calculation Period). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Advances to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Except in connection with a Coverage Event Cure, each partial prepayment of outstanding Advances shall be in an amount not less than $1,000,000. Prepayments shall be accompanied by accrued and unpaid interest.
(d)    Each prepayment pursuant to Section 4.03(c)(v) or optional redemption pursuant to Section 4.06, whether in full or in part, shall be accompanied by a premium equal to 1.50% of the principal amount of such prepayment or optional redemption, as applicable. Notwithstanding anything in this Article IV, no premium shall be payable by the Company in the event that the Company terminates or reduces the Financing Commitments or prepays Advances outstanding hereunder, in each case as expressly permitted hereunder, (i) if JPMorgan Chase Bank, National Association ceases to act as Administrative Agent hereunder, (ii) if the Company elects to terminate or reduce the Financing Commitments as a result of a Lender's default in its obligations hereunder, (iii) the Advances are prepaid in connection with a Coverage Event Cure, (iv) the

Advances are prepaid at any time after the 24-month anniversary of the Second Amendment Date, or (v) in connection with a Repayment Event.
(e)    The Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee in accordance with the Priority of Payments which shall accrue at 1.00% per annum on the average daily Unused Facility Amount of such Lender during the period from and including September 17, 2016 to but excluding the last day of the Reinvestment Period. Accrued commitment fees shall be payable in arrears on each Interest Payment Date, and on the date on which the Financing Commitments terminate and on the last day of the Reinvestment Period. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(f)    The Company agrees to pay the Administrative Agent for the account of each Lender, an upfront fee equal to (i) on the Second Amendment Date, $875,000 and (ii) on any Accordion Option Date, the product of (x) 0.90% and (y) the aggregate increase of the Financing Commitments on such Accordion Option Date.
(g)    Once paid, all fees or any part thereof payable hereunder shall not be refundable under any circumstances.
(h)    The Financing Commitments shall be automatically reduced in part on the date of any prepayment made in accordance with the terms of this Agreement, in each case in an amount equal to the amount of such prepayment, except that the Financing Commitments shall not be reduced as a result of a prepayment during the Reinvestment Period that does not exceed the Revolving Amount.
Section 4.04.    Payments Generally.
All payments to the Lenders or the Administrative Agent shall be made to the Administrative Agent at the account designated in writing to the Company and the Collateral Agent for further distribution by the Administrative Agent (if applicable). The Administrative Agent shall give written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) and the Investment Manager of the calculation of amounts payable to the Financing Providers in respect of the Financings and the amounts payable to the Investment Manager. At least three (3) Business Days prior to each Interest Payment Date, the Administrative Agent shall deliver an invoice to the Investment Manager, the Collateral Agent and the Collateral Administrator in respect of the interest due on such Interest Payment Date. All payments not made to the Administrative Agent for distribution to the Lenders shall be made as directed in writing by the Administrative Agent. All payments hereunder shall be made without setoff or counterclaim. All payments hereunder shall be made in U.S. dollars. To the extent not already in U.S. dollars, all amounts in any Euro Account, Permitted CAD Account or GBP Account to be disbursed hereunder will be exchanged for U.S. dollars at the Spot Rate on the Business Day immediately preceding the date of disbursement. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 4.05.    CE Cure Account.
(a)    The Company shall cause all cash received by it in connection with a Coverage Event Cure to be deposited in the CE Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the CE Cure Account such amounts received by it (and identified as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the CE Cure Account shall be invested in overnight Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Financing Providers). All amounts contributed to the Company by Parent in connection with a Coverage Event Cure shall be paid free and clear of any right of chargeback or other equitable claim.
(b)    Amounts on deposit in the CE Cure Account may be withdrawn by the Collateral Agent (at the written direction of the Company or the Investment Manager on its behalf (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Coverage Event, the Administrative Agent)) and remitted to the Company with prior notice to the Administrative Agent (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Coverage Event, to the Lenders for prepayment of Advances and reduction of Financing Commitment); provided that the Company may not direct any withdrawal from the CE Cure Account if the Compliance Condition is not satisfied (or would not be satisfied after such withdrawal).
Section 4.06.    Optional Redemption.
From and after the 12-month anniversary of the Second Amendment Date, the Company shall be entitled at its option and upon three (3) Business Days' prior written notice to the Administrative Agent (with a copy to the Collateral Agent) to terminate the Financing Commitments in whole upon payment in full, including the premium specified in Section 4.03(d), of all Advances, all accrued and unpaid interest and all other Secured Obligations (other than unmatured contingent indemnification obligations).
ARTICLE V

[RESERVED]
ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 6.01.    Representations and Warranties.
The Company represents to the other parties hereto solely with respect to itself that as of the Second Amendment Date and on each Trade Date (or as of such other date as maybe expressly set forth below):
(a)    it is duly organized or incorporated, as the case may be, and validly existing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to execute, deliver and perform this Agreement and each other Loan Document to which it is a party and to consummate the transactions herein and therein contemplated;
(b)    the execution, delivery and performance of this Agreement and each such other Loan Document, and the consummation of the transactions contemplated therein have been duly authorized by it and this Agreement and each such other Loan Document constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing);
(c)    the execution, delivery and performance of this Agreement and each other Loan Document and the consummation of such transactions do not conflict with the provisions of its governing instruments and will not violate in any material way any provisions of Applicable Law or regulation or any applicable order of any court or regulatory body and will not result in the material breach of, or constitute a default, or require any consent, under any material agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected;
(d)    no actions, suits, proceedings or governmental investigations at law or in equity are pending or active (or, to its knowledge, threatened) against it before any Governmental Authority or any arbitrator (A) asserting the invalidity of this Agreement or any of the other Loan Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Loan Documents, (C) seeking any determination or ruling that might materially and adversely affect the performance by the Company of its obligations under, or the validity or enforceability of, this Agreement or any of the other Loan Documents or (D) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect;
(e)    it has obtained all consents and authorizations (including all required consents and authorizations of any governmental authority) that are necessary or advisable to be obtained by it in connection with the execution, delivery and performance of this Agreement and each other Loan Document and each such consent and authorization is in full force and effect, except where such failure would not reasonably be expected to have a Material Adverse Effect;
(f)    it is not an "investment company" as defined in the Investment Company Act of 1940, as amended;
(g)    it has not issued any securities that are or are required to be registered under the Securities Act of 1933, as amended, and it is not a reporting company under the Securities Exchange Act of 1934, as amended;
(h)    the Company has no Indebtedness or other indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Loan Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents and (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan;
(i)    (x) its underlying assets do not constitute "plan assets" within the meaning of the Plan Asset Rules; and (y) neither it nor any ERISA Affiliate has sponsored, maintained, contributed to, been required to contribute to or has any liability with respect to any Plan;
(j)    as of the date of this Agreement and the Second Amendment Date it is, and after giving effect to any Advance it will be, Solvent and it is not entering into this Agreement or any other Loan Document or consummating any transaction contemplated hereby or thereby with any intent to hinder, delay or defraud any of its creditors;
(k)    it is not in default under any other contract to which it is a party, except where such default would not reasonably be expected to have a Material Adverse Effect;
(l)    it has complied and will comply in all material respects with all Applicable Laws, judgments, agreements with governmental authorities, decrees and orders with respect to its business and properties and the Portfolio;
(m)    it does not have any Subsidiaries or own any Investments in any Person other than the Portfolio Investments or Investments (i) constituting Eligible Investments and (ii) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;
(n)    (x) it has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters actually known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and (y) no report, financial statement, certificate or other information (other than projections, forward-looking information, general economic data, industry information or information relating to third parties) furnished in writing by or on behalf of it or any of its Affiliates to the Administrative Agent or any Lender in connection with the transactions contemplated by this Agreement and the negotiation of this Agreement or delivered hereunder or any other Loan Document (in each case as updated, modified or supplemented by other information so furnished) contains (or, to the extent any such information was furnished to the Company by a third party, to the Company's knowledge contains), when taken as a whole, as of its delivery date, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(o)    except as otherwise permitted by this Agreement or the other Loan Documents, no Portfolio Investment has been sold, transferred, assigned or pledged by the Company (other than liens in favor of the Secured Parties pursuant to the Loan Documents, Permitted Liens and inchoate liens arising by operation of law);
(p)    the Company has timely filed all Tax returns required by Law to have been filed by it; all such Tax returns are true and correct in all material respects; and the Company has paid or withheld (as applicable) all Taxes owing or required to be withheld by it (if any) shown on such Tax returns, except any such Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP on its books and records;
(q)    the Company is and will be treated as a disregarded entity for U.S. federal income Tax purposes;
(r)    the Company is wholly owned by the Parent, which is a U.S. Person; provided, however, that a merger of the Parent with another business development company sponsored by Guggenheim Partners or other fundamental change transaction the result of which effectively combines the ownership and/or assets of the Parent and a business development company sponsored by Guggenheim Partners, or merges or consolidates their respective collateral advisors shall not constitute a breach of this representation;
(s)    the Company has not engaged in any business operations or activities other than as an ownership entity for Portfolio Investments and similar loan or debt obligations and activities incidental thereto;
(t)    neither the Company nor any Affiliate of the Company is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a "Non-Cooperative Jurisdiction" by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a "Foreign Shell Bank" within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns. The Company is in compliance with all applicable OFAC rules and regulations and also in compliance with all applicable provisions of the USA Patriot Act;
(u)    the Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its agents and their respective directors, managers, officers and employees (as applicable) with Anti-Corruption Laws and applicable Sanctions, and the Company and its officers and directors and, to its knowledge, its employees, members and agents are in compliance with Anti-Corruption Laws and applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in the Company being designated as a Sanctioned Person. None of (i) the Company or its directors, officers, manager, or employees or (ii) to the knowledge of the Company, any agent of the Company that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advances, use of proceeds or other transaction contemplated by the Agreement will directly, or to the knowledge of the Company, indirectly violate Anti-Corruption Laws or applicable Sanctions;

(v)    the Loan Documents represent all of the material agreements between the Investment Manager or Parent, as applicable, on the one hand, and the Company, on the other. Upon the purchase and/or contribution of each Portfolio Investment (or an interest in a Portfolio Investment) pursuant to this Agreement or the Sale Agreement, the Company shall be the lawful owner of, and have good title to, such Portfolio Investment and all assets relating thereto, free and clear of any Adverse Claim (other than Permitted Liens). All such assets are transferred to the Company without recourse to the Parent except as described in the Sale Agreement. The purchases of such assets by the Company constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes) and the contributions of such assets received by the Company constitute valid and true transfers for consideration, each enforceable against creditors of the Parent, and no such assets shall constitute property of the Parent;
(w)    the Company is not relying on any advice (whether written or oral) of any other party other than the Investment Manager;
(x)    there are no judgments or Liens for Taxes with respect to the Company and no claim is being asserted with respect to the Taxes of the Company; and
(y)    all proceeds of the Advances will be used by the Company only in accordance with the provisions of this Agreement. No part of the proceeds of any Advance will be used by the Company to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve Board. No Advance is secured, directly or indirectly, by Margin Stock, and the Collateral does not include Margin Stock.
Section 6.02.    Representations Regarding the Portfolio Investments. The Company represents to the other parties hereto as of the Second Amendment Date and on each Trade Date (or as of such other date as maybe expressly set forth below) that:
(a)    as of the Trade Date for each Portfolio Investment, such Portfolio Investment meets all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent);
(b)    all of the conditions to the acquisition of the Portfolio Investments specified in Section 1.03 of this Agreement have been satisfied or waived;
(c)    all of the information contained in the related Approval Request is true, correct and complete in all material respects, provided that, to the extent any such information was furnished to the Company by any third party or was not prepared by or under the direction of the Company, such information is as of its delivery date true, complete and correct in all material respects to the knowledge of the Company;
(d)    the Company has good and marketable title to such Collateral free and clear of any Adverse Claim (other than Permitted Liens) or restrictions on transferability and the Company has the full right, power and lawful authority to assign, transfer and pledge the same and interests therein, and upon the making of each Advance, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in such Collateral, free and clear of any Adverse Claim (other than Permitted Liens) or restrictions on transferability, to the extent (as to perfection and priority) that a security interest in said Collateral may be perfected under the applicable UCC; and
(e)    the Company has not pledged, assigned, sold, granted a security interest in or otherwise encumbered or conveyed any interest in any of the Collateral and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming the Company or any of its Affiliates as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as "Secured Party" pursuant hereto, as necessary or advisable in connection with the Sale Agreement or which has been terminated.
Section 6.03.    Covenants of the Company.
The Company:
(a)    shall at all times: (i) maintain at least one independent manager or director (who is in the business of serving as an independent manager or director); (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from any other Person; (iv) have the Parent as its sole equityholder, unless otherwise permitted by the Loan Document; (v) file its own Tax returns, except to the extent that the Company is treated as a "disregarded entity" for Tax purposes and is not required to file Taxes under Applicable Law, and pay any Taxes so required to be paid under Applicable Law, except for (x) those Taxes being contested in good faith by appropriate proceedings and in respect of which the Company has established proper reserves on its books in accordance with GAAP or (y) those Taxes the failure of which to pay or discharge would not reasonably be expected to have a Material Adverse Effect; (vi) not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and comply with all organizational formalities to maintain its separate existence; (viii) maintain separate financial statements; provided, however, that the Company's assets may be included in a consolidated financial statement of its Affiliate if (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company from such Affiliate and to indicate that the Company's assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on the Company's own separate balance sheet (if the Company prepares its own separate balance sheet); (ix) pay its own liabilities only out of its own funds; (x) maintain an arm's length relationship with Parent and each of its other Affiliates; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space; (xiii) use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) cause its member to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe in all respects all other requirements under its constituent documents and Delaware limited liability company formalities; (xviii) not acquire the obligations or any securities of its Affiliates; (xix) cause the managers, officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company; and (xx) maintain at least one special member, who, upon the dissolution of the sole member or the withdrawal or the disassociation of the sole member from the Company, shall immediately become the member of the Company in accordance with its organizational documents.
(b)    shall not (i) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the preceding clause (a), including, other than with respect to any warrants received in connection with a Portfolio Investment, controlling the decisions or actions respecting the daily business or affairs of any other Person except as otherwise permitted hereunder (which, for the avoidance of doubt, shall not prohibit the Company from taking, or refraining to take, any action under or with respect to a Portfolio Investment); (ii) fail to be Solvent; (iii) release, sell, transfer, convey or assign any Portfolio Investment unless in accordance with the Loan Documents; (iv) except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Company and transactions pursuant to the Sale Agreement, enter into any transaction with an Affiliate of the Company except on commercially reasonable terms similar to those available to unaffiliated parties in an arm's-length transaction; (v) identify itself as a department or division of any other Person; or (vi) own any asset or property other than the Portfolio and the related assets and incidental personal property necessary for the ownership or operation of these assets.
(c)    shall take all actions consistent with and shall not take any action contrary to the "Assumptions and Facts" section in the opinions of Dechert LLP, dated December 17, 2015, relating to certain nonconsolidation and true sale matters;
(d)    shall not create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness permitted under the Loan Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement or (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan. The Company shall incur no Indebtedness secured by the Collateral other than the Secured Obligations. The Company shall not assume, guarantee, endorse or otherwise be or become directly or contingently liable for the obligations of any Person by, among other things, agreeing to purchase any obligation of another Person, agreeing to advance funds to such Person or causing or assisting such Person to maintain any amount of capital, other than as expressly permitted under the Loan Documents;
(e)    shall comply with Anti-Corruption Laws and applicable Sanctions and shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its agents and their respective directors, managers, officers and employees (as applicable) with Anti-Corruption Laws and applicable Sanctions;
(f)    shall not amend any of its constituent documents or any document to which it is a party in any manner that could reasonably be expected to, or that does, adversely affect the

Lenders in any material respect without the prior written consent of the Administrative Agent and the Required Financing Providers;
(g)    shall not amend the Special Purpose Provisions (as defined therein) of its limited liability company agreement, except in accordance therewith, without the prior written consent of the Administrative Agent and the Required Financing Providers;
(h)    shall not, without the prior consent of the Administrative Agent (acting at the direction of the Required Financing Providers), which consent may be withheld in the sole and absolute discretion of the Required Financing Providers, enter into any hedge agreement;
(i)    shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Company (or by the Collateral Agent on behalf of the Company) in accordance with subsection (a) above seriously misleading or change its jurisdiction of organization, unless the Company shall have given the Administrative Agent and the Collateral Agent at least 30 days prior written notice thereof, and shall promptly file, or authorize the filing of, appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Administrative Agent together with written confirmation to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed);
(j)    shall do or cause to be done all things necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights, franchises, licenses and permits material to its business in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction where the failure to qualify and remain qualified would reasonably be expected to have a Material Adverse Effect;
(k)    shall comply with all Applicable Law (whether statutory, regulatory or otherwise), the noncompliance with which could reasonably be expected to have, individually or collectively, a Material Adverse Effect;
(l)    shall not merge into or consolidate with any person or dissolve, terminate or liquidate in whole or in part, in each case, without the prior written consent of the Administrative Agent;
(m)    except for Investments permitted by Section 6.03(u) and without the prior written consent of the Administrative Agent, shall not form, or cause to be formed, any Subsidiaries; or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Loan Documents;
(n)    shall ensure that (i) its affairs are conducted so that its underlying assets do not constitute "plan assets" within the meaning of the Plan Asset Rules, and (ii) neither it nor any

ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to or have any liability with respect to any Plan;
(o)    except for the security interest granted hereunder, under the Security Deed and as otherwise permitted hereunder, shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens and inchoate liens arising by operation of law), and the Company shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Company (other than Permitted Liens and inchoate liens arising by operation of law);
(p)    shall promptly furnish to the Administrative Agent, and the Administrative Agent shall furnish to the Lenders, copies of the following financial statements, reports and information:  (i) as soon as available, but in any event within 120 days after the end of each fiscal year of Parent, a copy of the audited consolidated and consolidating balance sheet of Parent, including its consolidated Subsidiaries, as at the end of such year, the related consolidated and consolidating statements of income for such year and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; provided, that the financial statements required to be delivered pursuant to this clause (i) which are made available via EDGAR, or any successor system of the Securities Exchange Commission, in Parent's annual report on Form 10-K, shall be deemed delivered to the Administrative Agent on the date such documents are made so available; (ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated and consolidating balance sheet of Parent, including its consolidated Subsidiaries, as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated and consolidating statements of income of Parent, including its consolidated Subsidiaries, for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statements of cash flows of Parent, including its consolidated Subsidiaries, for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; provided, that the financial statements required to be delivered pursuant to this clause (ii) which are made available via EDGAR, or any successor system of the Securities Exchange Commission, in Parent's quarterly report on Form 10-Q, shall be deemed delivered to the Administrative Agent on the date such documents are made so available; and (iii) from time to time, such other information or documents (financial or otherwise) as the Administrative Agent or the Required Financing Providers may reasonably request;
(q)    shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all Taxes levied or imposed upon the Company or upon the income, profits or property of the Company; provided that the Company shall not be required to pay or discharge or cause to be paid or discharged any such Tax (i) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with GAAP have been made or (ii) the failure of which to pay or discharge could not reasonably be expected to have a Material Adverse Effect;

(r)    shall permit representatives of the Administrative Agent at any time and from time to time as the Administrative Agent shall reasonably request (A) to inspect and make copies of and abstracts from its records relating to the Portfolio Investments and (B) to visit its properties in connection with the collection, processing or managing of the Portfolio Investments for the purpose of examining such records, and to discuss matters relating to the Portfolio Investments or such Person's performance under this Agreement and the other Loan Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters. The Company agrees to render to the Administrative Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided, that such assistance shall not interfere in any material respect with the Company's or the Investment Manager's business and operations. So long as no Event of Default has occurred and is continuing, such visits and inspections shall occur only (i) upon five (5) Business Days' prior written notice, (ii) during normal business hours and (iii) no more than once in any calendar year. During the existence of an Event of Default, there shall be no limit on the timing or number of such inspections and only one (1) Business Day's prior notice will be required before any inspection;
(s)    [RESERVED];
(t)    shall not make any Restricted Payments without the prior written consent of the Administrative Agent; provided that the Company may make Permitted Distributions so long as (i) no Default or Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution), (ii) no Coverage Event shall have occurred (or would occur after giving effect to such Permitted Distribution), (iii) all Concentration Limitations are satisfied, (iv) the Compliance Condition is satisfied (and will be satisfied after funding any unfunded purchase commitments); provided that, with respect to Permitted Distributions of Excess Interest Proceeds only, the Company may make Permitted Distributions on dates on which the Compliance Condition is not satisfied; provided, further, that the amount of such Permitted Distributions made in any 90 calendar day period shall not exceed $1,700,000, (v) in the case of a Permitted Distribution of Principal Proceeds, such Permitted Distribution occurs during the Reinvestment Period, (vi) the Company gives at least two (2) Business Days' prior written notice thereof to the Administrative Agent and (vii) the Company and the Administrative Agent confirm in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions to a Permitted Distribution set forth herein are satisfied;
(u)    shall not make or hold any Investments, except the Portfolio Investments or Investments (A) constituting Eligible Investments, (B) that have been consented to by the Administrative Agent or (C) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;
(v)    shall not request any Advance, and the Company shall not directly or, to the knowledge of the Company, indirectly, use, and shall procure that its directors, officers, employees and agents shall not directly or, to the knowledge of the Company, indirectly, use, the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto;
(w)    shall not cancel, terminate or consent to or accept any cancellation or termination of, amend, modify or change in any manner any term or condition of the Management Agreement in any manner that adversely affects the Lenders in any material respect;
(x)    other than pursuant to the Sale Agreement and the Investment Management Agreement or in connection with a Substitution, shall not (A) transfer to any of its Affiliates any Portfolio Investment purchased from any of its Affiliates (other than sales to Affiliates conducted on terms and conditions consistent with those of an arm's length transaction and, if applicable, at fair market value and subject to the limitations set forth in Section 1.07 hereof and Section 5.01(n)(iii) of the Sale Agreement); provided that nothing in this clause (x) shall prohibit a Permitted Distribution or (B) enter into any other transaction with any of its Affiliates, other than any transaction on terms that are no less favorable than those obtainable in an arm's-length transaction with a wholly unaffiliated Person and on terms that are fair and equitable to the Company under all the facts or circumstances under Applicable Law;
(y)    shall cause the Investment Manager to post on a password protected website maintained by the Investment Manager to which the Administrative Agent will have access or deliver via email to the Administrative Agent, with respect to each obligor in respect of a Portfolio Investment, to the extent received by the Company pursuant to the underlying loan documents in respect of each Portfolio Investment, the complete financial reporting package with respect to the related obligor (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such obligor), the annual budget provided to the Company either monthly, quarterly or annually, as the case may be, by such obligor, which delivery or posting shall be made, if received by the 15th day of any month, by the 30th day of such month, and if received after the 15th day but prior to the 30th day of any month, by the 15th day of the succeeding month. Upon demand by the Administrative Agent, the Company shall also cause the Investment Manager to provide such other information as the Administrative Agent may reasonably request with respect to any Portfolio Investment or obligor (to the extent reasonably available to the Investment Manager);
(z)    shall not elect to be classified as other than a disregarded entity or partnership for U.S. federal income Tax purposes, nor shall the Company take any other action or actions that would cause it to be classified, taxed or treated as a corporation or publicly traded partnership taxable as a corporation for U.S. federal income Tax purposes (including transferring interests in the Company on or through an established securities market or secondary market (or the substantial equivalent thereof), within the meaning of Section 7704(b) of the Code (and Treasury regulations thereunder);
(aa)    shall only have partners or owners that are treated as U.S. Persons or that are disregarded entities owned by a U.S. Person and shall not recognize the transfer of any interest in the Company that constitutes equity for U.S. federal income Tax purposes to a person that is not a U.S. Person;

(bb)    shall from time to time execute and deliver all such supplements and amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be reasonably necessary to secure the rights and remedies of the Secured Parties hereunder and to grant more effectively all or any portion of the Collateral, maintain or preserve the security interest (and the priority thereof) of this Agreement or to carry out more effectively the purposes hereof, perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement, preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all persons and parties, pay any and all Taxes levied or assessed upon all or any part of the Collateral and use its commercially reasonable efforts to minimize Taxes and any other costs arising in connection with its activities or give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to create, preserve, perfect or validate the security interest granted pursuant to this Agreement or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, and hereby authorizes the Collateral Agent to file a UCC financing statement listing 'all assets of the debtor' in the collateral description of such financing statements;
(cc)    shall not (A) permit the validity or effectiveness of this Agreement or any grant hereunder to be impaired, or permit the lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement or the Advances, except as may be expressly permitted hereby, (B) permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (including any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever or otherwise, other than the lien of this Agreement) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof, in each case, other than Permitted Liens, or (C) take any action that would cause the lien of this Agreement not to constitute a valid perfected security interest in the Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof, as applicable, except as may be expressly permitted hereby (or in connection with a disposition of Collateral required hereby);
(dd)    shall not make or incur any capital expenditures, except as reasonably required to perform its functions in accordance with the terms of this Agreement;
(ee)    shall not become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of a lessee under any lease, hire any employees or make any distributions (other than in accordance with this Agreement);
(ff)    shall not maintain any bank accounts other than the Accounts;
(gg)    shall not authorize or otherwise permit the Investment Manager to act in contravention of the representations, warranties and agreements of the Investment Manager under any Loan Document;
(hh)    shall not act on behalf of, a country, territory, entity or individual of prohibited countries, territories, entities and individuals listed on, among other places, the OFAC website, and none of the Company, the Investment Manager or any of their respective Affiliates, owners, directors or officers is a natural person or entity with whom dealings with U.S. persons or persons under the jurisdiction of the United States are prohibited under any OFAC regulation or other applicable federal law or acting on behalf of such a person or entity. The Company does not own and will not acquire, and the Investment Manager will not cause the Company to own or acquire, any security issued by, or interest in, any country, territory, or entity whose direct ownership by U.S. persons or persons under the jurisdiction of the U.S. would be or is prohibited under any OFAC regulation or other applicable federal law;
(ii)    except as otherwise expressly permitted herein, shall not cancel or terminate any of the Loan Documents to which it is party (in any capacity), or consent to or accept any cancellation or termination of any of such agreements, or amend or otherwise modify any term or condition of any of the Loan Documents to which it is party (in any capacity) or give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Loan Documents to which it is party (in any capacity) or take any other action under any such agreement not required by the terms thereof, unless (in each case) the Administrative Agent shall have consented thereto in its sole discretion;
(jj)    shall, and shall cause the Investment Manager to perform each of its obligations under this Agreement and the other Loan Documents and comply with all Applicable Laws, including those applicable to the Portfolio Investments and the collection of all Interest Proceeds and Principal Proceeds thereof, except to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect; and
(kk)    shall give notice to the Administrative Agent promptly in writing upon obtaining actual knowledge of the occurrence of any of the following:
(i)    any Adverse Proceeding;
(ii)    any Default or Event of Default; and
(iii)    any Adverse Claim asserted against any of the Portfolio Investments, the Accounts, any Permitted CAD Account or any other Collateral.
Section 6.04.    Amendments, Etc.
If the Company or the Investment Manager receives any notice of an amendment, supplement, consent, waiver or other modification of any Portfolio Investment or any related Underlying Instrument or rights thereunder (each, an "Amendment") with respect to any Portfolio Investment or any related Underlying Instrument, or makes any affirmative determination to exercise or refrain from exercising any rights or remedies thereunder, it will give prompt (and in any event, not later than five (5) Business Days') notice thereof to the Administrative Agent. In any such event, the Company shall exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as the Investment Manager shall deem appropriate under the circumstances. If an Event of Default has occurred and is continuing or a Coverage Event has occurred, the Company will exercise all voting and other powers of ownership as the Administrative Agent (acting at the direction of the Required Financing Providers) shall instruct (it being understood that if the terms of the related Underlying Instrument expressly prohibit or restrict any such rights given to the Administrative Agent, then such right shall be limited to the extent necessary so that such prohibition or restriction is not violated).
ARTICLE VII

EVENTS OF DEFAULT
If any of the following events ("Events of Default") shall occur:
(a)    the Company shall fail to pay (i) any principal amount owing by it in respect of the Secured Obligations when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) any other amount in respect of the Secured Obligations (whether for interest, fees or other amounts owing by it) within two (2) Business Days of when such amount becomes due and payable; or
(b)    any representation or warranty made or deemed made by or on behalf of the Company, the Parent or the Investment Manager (collectively, the "Credit Risk Parties") herein or in any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, or other document furnished pursuant hereto or in connection herewith or any amendment or modification thereof or waiver thereunder shall prove to have been false or incorrect in any material respect when made or deemed to have been made and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Company or the Investment Manager, and (ii) the date on which the Company or the Investment Manager acquires knowledge thereof; or
(c)    (A) the Company shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.03(a), (b), (d), (f), (g), (h), (i), (l), (m), (o), (p), (t), (u), (v), (x), (ff)(B), (ff)(C) or (hh) or (B) any Credit Risk Party shall fail to observe or perform any other covenant, condition or agreement contained herein (it being understood that (x) the failure of a Portfolio Investment to satisfy the Eligibility Criteria and/or the Concentration Limitations or (y) the failure of the Compliance Condition due to a reduction in the value of a Portfolio Investment, in each case, after its Trade Date shall not constitute such a failure) or in any other Loan Document and, in the case of this clause (B), if such failure is capable of being remedied, such failure shall not have been remedied or waived within thirty (30) days after the earlier of (i) receipt by such Credit Risk Party of written notice of such failure from the Administrative Agent and (ii) an officer of such Credit Risk Party becoming aware of such failure; or
(d)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either the Company or the Investment Manager or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either the Company or the Investment Manager or for a substantial part of its assets, and, in each such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or
(e)    either the Company or the Investment Manager shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or the Investment Manager, as applicable, or for a substantial part of its assets, or (iv) make a general assignment for the benefit of creditors; or
(f)    any Credit Risk Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or
(g)    unless otherwise permitted under the Loan Documents (other than the Investment Management Agreement), the Investment Manager ceases to be the Investment Manager in accordance with the Investment Management Agreement and an Affiliate of the Investment Manager meeting the requirements set forth in the Investment Management Agreement as in effect on the Second Amendment Date is not appointed (or has not accepted such appointment) as a replacement Investment Manager under the Investment Management Agreement; or
(h)    the passing of a resolution by the equity holders of the Company in respect of the winding up on a voluntary basis of the Company; or
(i)    any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of $5,000,000 (after giving effect to insurance, if any, available with respect thereto) shall be rendered against the Company, and the same shall remain unsatisfied, unvacated, unbonded or unstayed, un-discharged or not set aside for a period of sixty (60) days after the date on which the right to appeal has expired; or
(j)    an ERISA Event occurs; or
(k)    a Change of Control occurs; or
(l)    the Company, or the arrangements contemplated by the Loan Documents, shall become required to register as an "investment company" within the meaning of the Investment Company Act of 1940, as amended;
(m)    GPIM or an Affiliate of GPIM meeting the criteria specified in the GPIM IAA as in effect on the Second Amendment Date ceases to be the investment advisor of the Parent;
(n)    on any date of determination, the Net Asset Value does not equal or exceed the product of (a) 121.21% and (b)(x) the principal amount of the outstanding Advances (assuming that Advances have been made for any outstanding Purchase Commitments which have traded but not settled) minus (y) the amounts then on deposit in the Accounts and any Permitted CAD Account (including cash and Eligible Investments) representing Principal Proceeds; or
(o)    (i) failure of the Company to fund any Unfunded Exposure Account (or a Permitted CAD Account, as applicable) when required in accordance with Section 2.03(f) other than in the case that any Lender fails to make the Advance required in accordance with Section 2.03(f) or (ii) failure of the Company to satisfy its obligations in respect of unfunded obligations with respect to any Delayed Funding Term Loan (including the payment of any amount in connection with the sale thereof to the extent required under this Agreement); provided that the failure of the Company to undertake any action set forth in this clause (o) is not remedied within two (2) Business Days;
then, and in every such event (other than an event with respect to the Company described in clause (d), (e) or (h) of this Article), and at any time thereafter in each case during the continuance of such event, the Administrative Agent may, and at the request of the Required Financing Providers shall, by notice to the Company, take either or both of the following actions, at the same or different times:  (i) terminate the Financing Commitments, and thereupon the Financing Commitments shall terminate immediately, and (ii) declare all of the Secured Obligations then outstanding to be due and payable in cash in whole (or in part, in which case any Secured Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Secured Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (d), (e) or (h) of this Article, the Financing Commitments shall automatically terminate and all Secured Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.
ARTICLE VIII

ACCOUNTS; COLLATERAL SECURITY
Section 8.01.    The Accounts; Agreement as to Control.
(a)    Establishment and Maintenance of Accounts. The Company has directed and the Securities Intermediary hereby acknowledges that it has established (1) an account designated as the "USD Custodial Account"; (2) an account designated as the "CE Cure Account"; (3) an account designated as the "USD Interest Collection Account", (4) an account designated as the "USD Principal Collection Account" and (5) an account designated as the "USD Unfunded Exposure Account" (the USD Custodial Account, CE Cure Account, USD Interest Collection Account, USD Principal Collection Account and the USD Unfunded Exposure Account, each, a "USD Account" and, collectively, the "USD Accounts"), and the account numbers for such Accounts are set forth on the Transaction Schedule. The Securities Intermediary agrees to maintain each of the USD Accounts as a securities intermediary in the name of the Company subject to the lien of the Collateral Agent under this Agreement, and agrees not to change the name or account number of any Account without the prior consent of the Collateral Agent. The Securities Intermediary hereby certifies that it is a bank or trust company that in the ordinary course of business maintains securities accounts for others and in that capacity has established the USD Accounts in the name of the Company.
Nothing herein shall require the Securities Intermediary to credit to any USD Account or to treat as a financial asset (within the meaning of Section 8-102(a)(9) of the UCC) any asset in the nature of a general intangible (as defined in Section 9-102(a)(42) of the UCC) or to "maintain" a sufficient quantity thereof (within the meaning of Section 8-504 of the UCC). Notwithstanding any term hereof or elsewhere to the contrary, it is hereby expressly acknowledged that (a) interests in loans may be acquired and delivered by the Company to the Securities Intermediary or the Collateral Agent from time to time that are not evidenced by, or accompanied by delivery of, a security (as that term is defined in UCC Section 8-102) or an instrument (as that term is defined in Section 9-102(a)(47) of the UCC), and may be evidenced solely by delivery to the Collateral Agent of a facsimile copy of a loan agreement or an assignment agreement ("Loan/Assignment Agreement") in favor of the Company, (b) any such Loan/Assignment Agreement (and the registration of the related loan on the books and records of the applicable obligor or bank agent) shall be registered in the name of the Company and (c) any duty on the part of the Securities Intermediary or Collateral Agent with respect to such loan (including in respect of any duty it might otherwise have to maintain a sufficient quantity of such loan for purposes of UCC Section 8-504) shall be limited to the exercise of reasonable care by the Collateral Agent in the physical custody of any such Loan/Assignment Agreement that may be delivered to it. It is acknowledged and agreed that neither the Collateral Agent nor the Securities Intermediary is under a duty to examine Underlying Instruments to determine the validity or sufficiency of any Loan/Assignment Agreement (and shall have no responsibility for the genuineness or completeness thereof), or for the issuer's title to any related loan.
The Company has caused the Account Bank and Custodian under the Custody and Account Bank Agreement to establish (1) an account designated as the "Euro Custodial Account"; (2) an account designated as the "Euro Interest Collection Account"; (3) an account designated as the "Euro Principal Collection Account"; and (4) an account designated as the "Euro Unfunded Exposure Account" (the Euro Custodial Account, Euro Interest Collection Account, Euro Principal Collection Account and Euro Unfunded Exposure Account, each, a "Euro Account" and, collectively, the "Euro Accounts"), and the account numbers for such Accounts are set forth in Schedule 1 to the Custody and Account Bank Agreement.
The Company has caused the Account Bank and Custodian under the Custody and Account Bank Agreement to establish (1) an account designated as the "GBP Custodial Account"; (2) an account designated as the "GBP Interest Collection Account"; (3) an account designated as the "GBP Principal Collection Account" and (4) an account designated as the "GBP Unfunded Exposure Account" (the GBP Custodial Account, GBP Interest Collection Account, GBP Principal Collection Account and GBP Unfunded Exposure Account, each, a "GBP Account" and, collectively, the "GBP Accounts"), and the account numbers for such Accounts are set forth in Schedule 1 to the Custody and Account Bank Agreement.

The USD Accounts, the Euro Accounts and the GBP Accounts are collectively referred to herein as the "Accounts".
Each of the Account Bank and the Custodian shall have the same rights and immunities as the Collateral Trustee set forth in Clauses 14.4(a), (b), (c), (f), (g), (h), (i) and (j) of the Security Deed.
In addition, the Company hereby directs the Securities Intermediary to establish one or more Permitted CAD Accounts for the purposes of holding CAD, CAD Investments and Eligible Investments denominated in CAD pursuant to the terms hereof. The Securities Intermediary shall keep book entry records of the amounts in each Permitted CAD Account that constitute Interest Proceeds, Principal Proceeds and amounts in respect of any Unfunded Exposure Shortfall.
It is hereby understood and agreed that, notwithstanding the establishment of the Euro Unfunded Exposure Account, the GBP Unfunded Exposure Account, the Permitted CAD Accounts and any such subaccounts on or prior to the Second Amendment Date, the Euro Unfunded Exposure Account, the GBP Unfunded Exposure Account, the Permitted CAD Accounts and such subaccounts (as applicable) shall not be available for the receipt of cash or other Collateral until such time as the Collateral Agent notifies the Company and the Administrative Agent that the Euro Unfunded Exposure Account, the GBP Unfunded Exposure Account, the Permitted CAD Accounts and such subaccounts (as applicable) are operational and available to receive such cash and other Collateral (and the Collateral Agent shall have no liability for any failure or delay in the receipt of such cash or other Collateral).
(b)    Collateral Agent in Control of Securities Accounts and Permitted CAD Accounts.
(i)    Each of the parties hereto hereby agrees that (1) each USD Account shall be deemed to be a "securities account" (within the meaning of Section 8-501 of the UCC in effect in the State of New York), (2) all property credited to any USD Account shall be treated as a financial asset for purposes of Article 8 of the UCC and (3) except as otherwise expressly provided herein, the Collateral Agent will be exclusively entitled to exercise the rights that comprise each financial asset credited to each USD Account. The parties hereto agree that the Securities Intermediary shall act only on entitlement orders or other instructions with respect to the USD Accounts originated by the Collateral Agent and no other person (and without further consent by any other person); and the Collateral Agent, for the benefit of the Secured Parties, shall have exclusive control and the sole right of withdrawal over each USD Account. The only permitted withdrawals from the USD Accounts shall be in accordance with the provisions of this Agreement.
(ii)    Except as otherwise expressly provided herein, the Collateral Agent will be exclusively entitled to exercise the rights that comprise each financial asset (including cash) credited to or deposited in each Permitted CAD Account. The parties hereto agree that the Securities Intermediary shall act only on entitlement orders or other instructions with respect to the Permitted CAD Accounts originated by the Collateral Agent and no other Person (and without further consent by any other Person); and the Collateral Agent, for the benefit of the Secured Parties, shall have exclusive control and the sole right of withdrawal over each Permitted CAD Account. The only permitted withdrawals from the Permitted CAD Accounts shall be in accordance with the provisions of this Agreement.
(c)    Subordination of Lien, Etc. If the Securities Intermediary has or subsequently obtains by agreement, operation of law or otherwise a security interest in any USD Account or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. The property credited to any USD Account will not be subject to deduction, set-off, banker's lien, or any other right in favor of any person other than the Collateral Agent (except that the Securities Intermediary may set-off (1) all amounts due to the Securities Intermediary in respect of its customary fees and expenses for the routine maintenance and operation of the USD Accounts, and (2) the face amount of any checks which have been credited to any USD Account but are subsequently returned unpaid because of uncollected or insufficient funds).
(d)    Property Registered, Indorsed, etc. to Securities Intermediary. All securities or other property underlying any financial assets credited to any USD Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary in blank or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any financial asset credited to any USD Account be registered in the name of the Company, payable to the order of the Company or specially indorsed to the Company except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank.
(e)    Jurisdiction; Governing Law of USD Accounts. The establishment and maintenance of each USD Account and all interests, duties and obligations related thereto shall be governed by the law of the State of New York and the "securities intermediary's jurisdiction" (within the meaning of Section 8-110 of the UCC) shall be the State of New York. The parties further agree that the law applicable to all of the issues in Article 2(1) of The Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary shall be the law of the State of New York. Terms used in this Section 8.01 without definition have the meanings given to them in the UCC.
(f)    No Duties. The parties hereto acknowledge and agree that the Securities Intermediary shall not have any additional duties other than those expressly set forth in this Section 8.01, and the Securities Intermediary shall satisfy those duties expressly set forth in this Section 8.01 so long as it acts without gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Securities Intermediary shall not be subject to any fiduciary or other implied duties, and the Securities Intermediary shall not have any duty to take any discretionary action or exercise any discretionary powers.
(g)    Permitted Non-USD Currency Accounts. All Euro Accounts and GBP Accounts will be administered in accordance with the Custody and Account Bank Agreement subject to the requirements of the Security Deed and the security interest granted to the Collateral Trustee thereunder. The only permitted withdrawals from the Euro Accounts and the GBP Accounts shall be in accordance with the provisions of this Agreement and the Security Deed.

(h)    Investment of Funds on Deposit in the Unfunded Exposure Accounts. All amounts on deposit in each Unfunded Exposure Account or the CAD Unfunded Exposure Account shall be invested (and reinvested) at the written direction of the Company (or the Investment Manager on its behalf) delivered to the Collateral Agent in Eligible Investments; provided that, following the occurrence and during the continuance of an Event of Default or following a Coverage Event, all amounts on deposit in any Unfunded Exposure Account and the CAD Unfunded Exposure Account shall be invested, reinvested and otherwise disposed of at the written direction of the Administrative Agent delivered to the Collateral Agent.
(i)    Unfunded Exposure Accounts and Related Amounts.
(i)    Amounts may be deposited into an Unfunded Exposure Account or a Permitted CAD Account from time to time using proceeds of Advances under this Agreement and other amounts deposited by the Company (or the Parent on its behalf) (exchanged into the applicable Permitted Non-USD Currency at the Spot Rate, in the case of any amounts deposited into the Euro Unfunded Exposure Account, a Permitted CAD Account or the GBP Unfunded Exposure Account). Amounts shall also be deposited into each applicable Unfunded Exposure Account as set forth in Section 2.03(f).
(ii)    So long as (a) no Event of Default has occurred and is continuing, (b) no Coverage Event has occurred and (c) the Compliance Condition is satisfied after giving effect to such release, the Investment Manager may direct, by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator), the release of funds on deposit in any Unfunded Exposure Account or amounts in respect of an Unfunded Exposure Shortfall in a Permitted CAD Account (i) for the purpose of funding the Company's unfunded commitments with respect to Delayed Funding Term Loans, for deposit into the USD Principal Collection Account, the EUR Principal Collection Account or the GBP Principal Collection Account, as applicable and (ii) so long as no Unfunded Exposure Shortfall exists or would exist after giving effect to the withdrawal (including any Unfunded Exposure Shortfall relating specifically to the currency to which such Unfunded Exposure Account relates). Following the occurrence and during the continuance of an Event of Default or following the occurrence of a Coverage Event, at the written direction of the Administrative Agent (at the direction of the Required Financing Providers) (with a copy to the Collateral Administrator), the Securities Intermediary shall transfer all amounts in each Unfunded Exposure Account to the USD Principal Collection Account (exchanged for U.S. dollars to the extent applicable) and applied solely to repay Advances. Upon the direction of the Company by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator, the Collateral Agent and the Administrative Agent), any amounts on deposit in any Unfunded Exposure Account in excess of outstanding funding obligations of the Company in shall be released to the USD Principal Collection Account, the Euro Principal Collection Account or the GBP Principal Collection Account for application in accordance with this Agreement.
Section 8.02.    Collateral Security; Pledge; Delivery    .

(a)    Grant of Security Interest. As collateral security for the prompt payment in full when due of all the Company's obligations to the Agents, the Collateral Trustee, the Custodian, the Account Bank and the Lenders (collectively, the "Secured Parties") under the Loan Documents (collectively, the "Secured Obligations"), the Company hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers the Collateral to the Collateral Agent, including a continuing first priority security interest in favor of the Collateral Agent in all of the Company's right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all accounts, payment intangibles, general intangibles, chattel paper, electronic chattel paper, instruments, deposit accounts, letter-of-credit rights, investment property, and any and all other assets or property of any type or nature owned by it (all of the property described in this clause (a) being collectively referred to herein as "Collateral"), including: (1) each Portfolio Investment, (2) the Accounts, the Permitted CAD Accounts and all investments, obligations and other property from time to time credited thereto, (3) the Investment Management Agreement and all rights relating thereto, (4) the Sale Agreement and all rights related thereto, (5) the Custody and Account Bank Agreement and all related rights thereto, (6) all other property of the Company and (7) all proceeds thereof, all accessions to and substitutions and replacements for, any of the foregoing, and all rents, profits and products of any thereof.
(b)    Delivery and Other Perfection. In furtherance of the collateral arrangements contemplated herein, the Company shall (1) Deliver to the Collateral Agent the Collateral hereunder as and when acquired by the Company; and (2) if any of the securities, monies or other property pledged by the Company hereunder are received by the Company, forthwith take such action as is necessary to ensure the Collateral Agent's continuing perfected security interest in such Collateral (including Delivering such securities, monies or other property to the Collateral Agent or the Collateral Trustee, as applicable).
Any Underlying Instruments that are delivered to the Collateral Agent shall be delivered to U.S. Bank at its document custody office located at 1719 Otis Way, Florence, South Carolina 29501, Ref: Hamilton Finance LLC, Attention: Steven Garrett, or at such other office as shall be specified to the Administrative Agent and the Borrower by the Collateral Agent in a written notice prior to such change. Any Underlying Instruments that are originals or copies shall be kept in fire resistant vaults, rooms or cabinets at such offices and placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. Any Underlying Instruments that are originals or copies shall be clearly segregated from any other documents or instruments maintained by the Collateral Agent. The Collateral Agent shall have no obligation to review or monitor any Underlying Instruments but shall only be required to hold those Underlying Instruments received by it in safekeeping. In taking and retaining custody of the Underlying Instruments, the Collateral Agent shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Agent makes no representations as to the existence, perfection or priority of any lien on the Collateral; and provided further that the Collateral Agent’s duties as agent shall be limited to those expressly contemplated herein.
(c)    Remedies, Etc. During the period in which an Event of Default shall have occurred and be continuing, the Collateral Agent shall (but only if and to the extent directed in writing by the Required Financing Providers with, to the extent permitted by Applicable Law, a copy to the Company) do any of the following:
(1)    Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and all applicable laws of Canada and any province thereof and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent (acting at the direction of the Required Financing Providers) may deem commercially reasonable. The Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' prior notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
(2)    Transfer all or any part of the Collateral into the name of the Collateral Agent or a nominee thereof.
(3)    Enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto.
(4)    Endorse any checks, drafts, or other writings in the Company's name to allow collection of the Collateral.
(5)    Take control of any proceeds of the Collateral.
(6)    Execute (in the name, place and stead of any of the Company) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.
(7)    Perform such other acts as directed by the Administrative Agent and as may be reasonably required to do to protect the Collateral Agent's rights and interest hereunder.
(8)    Without limitation to the foregoing, exercise any available rights and remedies under the Security Deed. In addition, nothing in this Agreement shall limit, or be construed as limiting, any rights and remedies which U.S. Bank or any affiliate thereof (as Collateral Agent, Collateral Trustee or in a similar role) has under the Security Deed or the Custody and Account Bank Agreement or under the laws of any jurisdiction other than the United States.

In connection with the sale of Portfolio Investments by any Agent in accordance with the terms of this Section 8.02(c), subject to the limitations set forth therein, the provisions set forth in the second paragraph of Section 1.04 regarding the sale of Portfolio Investments by an Agent shall apply to any such sale hereunder.
After the termination of the Financing Commitments and the payment in full in cash of the Secured Obligations, any remaining proceeds of any sale or transfer of the Collateral shall be delivered to the Company.
(d)    Compliance with Restrictions. The Company agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of Applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Company further agrees that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Company or the Investment Manager for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.
(e)    Private Sale. The Collateral Agent shall incur no liability as a result of a sale of the Collateral, or any part thereof, at any private sale pursuant to clause (c) above conducted in a commercially reasonable manner. In the absence of fraud, gross negligence or willful misconduct, the Company hereby waives any claims against each Agent and Financing Provider arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.
(f)    Collateral Agent Appointed Attorney-in-Fact. The Company hereby appoints the Collateral Agent as the Company's attorney-in-fact (it being understood that the Collateral Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company, from time to time in the Collateral Agent's discretion (exercised at the written direction of the Administrative Agent or the Required Financing Providers, as the case may be), after the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Administrative Agent or the Required Financing Providers may deem necessary or advisable to accomplish the purposes of this Agreement. The Company hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this clause is irrevocable during the term of this Agreement and is coupled with an interest.
(g)    Further Assurances. The Company covenants and agrees that, from time to time upon the request of the Collateral Agent (as directed by the Administrative Agent), the Company will execute and deliver such further documents, and do such other acts and things as the Collateral

Agent (as directed by the Administrative Agent) may reasonably request in order fully to effect the purposes of this Agreement and to protect and preserve the priority and validity of the security interest granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.
(h)    Termination. Upon the payment in full in cash of all Secured Obligations, the security interest granted herein shall automatically (and without further action by any party) terminate and all rights to the Collateral shall revert to the Company. Upon any such termination, the Collateral Agent will, at the Company's sole expense, deliver to the Company, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to the Company or its nominee such documents as the Company shall reasonably request to evidence such termination.
Section 8.03.    Accountings.
(a)    Daily Reports. On each Business Day, commencing on December 18, 2015, the Company shall compile and provide (or cause to be compiled and provided) to the Agents and the Lenders, a position report (each, a "Position Report") and a cash flow report (the "Cash Flow Report") for the previous Business Day. The Position Report shall be substantially in the form set forth in Schedule 5 and the Cash Flow Report shall contain such information as is reasonably available to the Collateral Administrator and as the Administrative Agent shall reasonably request. For the avoidance of doubt, the Company has engaged the Collateral Administrator pursuant to the Collateral Administration Agreement to compile and provide the information and reports to be provided in this Section 8.03.
(b)    Cooperation. The Company shall cause the Investment Manager to cooperate with the Collateral Administrator in the preparation of the reports to be delivered under this Section 8.03. Without limiting the generality of the foregoing, the Company shall cause the Investment Manager to supply in a timely fashion any information maintained by it that the Collateral Administrator may from time to time reasonably request with respect to the Portfolio Investments and any information reasonably necessary to complete the reports to be prepared by the Collateral Administrator hereunder or required to permit the Collateral Administrator to perform its obligations hereunder.
Section 8.04.    Additional Reports. In addition to the information and reports specifically required to be provided pursuant to the terms of this Agreement, the Company (at its expense), or the Collateral Administrator, at the direction and expense of the Company, shall compile and the Company shall then provide the Administrative Agent with all information or reports, and such additional information as the Administrative Agent may from time to time reasonably request and the Company shall reasonably determine may be obtained and provided without unreasonable burden or expense as more particularly described and provided for under the Collateral Administration Agreement.

ARTICLE IX

THE AGENTS
Section 9.01.    Appointment of Administrative Agent, Collateral Agent, Collateral Administrator and Securities Intermediary.
Each of the Financing Providers hereby irrevocably appoints each of the Administrative Agent, the Collateral Agent, the Collateral Administrator and the Securities Intermediary (the Collateral Agent, Collateral Administrator and the Securities Intermediary, the "U.S. Bank Agents" and, collectively with the Administrative Agent, the "Agents") as its agent and authorizes such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Anything contained herein to the contrary notwithstanding, each Agent and each Financing Provider hereby agree that no Financing Provider shall have any right individually to realize upon any of the Collateral hereunder, it being understood and agreed that all powers, rights and remedies hereunder with respect to the Collateral shall be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Agreement.
Each of the Financing Providers hereby instructs U.S. Bank to execute, perform and deliver the Security Deed and the Custody and Account Bank Agreement and any instruments and agreements ancillary thereto, in each case, in its capacities as Collateral Agent, Collateral Administrator, Securities Intermediary and Collateral Trustee and irrevocably instructs U.S. Bank to act in such capacities pursuant to the terms of this Agreement and each such agreement.
Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Financing Provider (if applicable) as any other Financing Provider and may exercise the same as though it were not an Agent, and such financial institution and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company as if it were not an Agent hereunder.
No Agent shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty expressly set forth in this Agreement to include such rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by (i) in the case of the Collateral Agent (A) in respect of the exercise of remedies under Section 8.02(c), the Required Financing Providers, or (B) in all other cases, the Administrative Agent or (ii) in the case of any Agent, the Required Financing Providers (or such other number or percentage of the Financing Providers as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company that is communicated to or obtained by the financial institution serving in the capacity of such Agent or any of its affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Administrative Agent or the Required Financing Providers (or such other number or percentage of the Financing Providers that shall be permitted herein to direct such action or forbearance). No Agent shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Administrative Agent (in the case of any U.S. Bank Agent only) or the Required Financing Providers (or such other number or percentage of the Financing Providers that shall be permitted herein to direct such action or forbearance). Each Agent shall be deemed not to have knowledge of any Default or Coverage Event unless and until written notice thereof is given to it by the Company or a Financing Provider, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness, genuineness, value or sufficiency of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to such Agent. No Agent shall be required to risk or expend its own funds in connection with the performance of its obligations hereunder if it reasonably believes it will not receive reimbursement therefor hereunder. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing in this Agreement shall eliminate or limit the express obligations, rights and remedies of U.S. Bank (in any capacity as Collateral Agent, Collateral Trustee or in a similar role) under the Security Deed or the Custody and Account Bank Agreement or under the laws of any jurisdiction other than the United States.
Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, direction, opinion, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts or be responsible for the misconduct or negligence of attorneys appointed by it with due care.
In the event any U.S. Bank Agent shall receive conflicting instruction from the Administrative Agent and the Required Financing Providers, the instruction of the Required Financing Providers shall govern. No U.S. Bank Agent shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party. The grant of any permissive right or power to any U.S. Bank Agent hereunder shall not be construed to impose a duty to act.
It is expressly acknowledged and agreed that no U.S. Bank Agent shall be responsible for, and shall not be under any duty to monitor or determine, compliance with the Eligibility Criteria (Schedule 3) or the conditions to any purchase hereunder in any instance, or to determine if the conditions of "Deliver" have been satisfied or otherwise to monitor or determine compliance by any other person with the requirements of this Agreement.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it; provided, however, that any such sub-agent receiving payments from the Company shall be a "U.S. person" and a "financial institution" within the meaning of Treasury Regulations Section 1.1441-1 and a "U.S. financial institution" within the meaning of Treasury Regulations Section 1.1471-3T. No Agent shall be responsible for any misconduct or negligence on the part of any sub-agent or attorney appointed by such Agent with due care. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective affiliates and the respective directors, officers, employees, agents and advisors of such person and its affiliates (the "Related Parties") for such Agent. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as the case may be.
Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the other Agents, the Financing Providers, the Investment Manager and the Company. Upon any such resignation, the Required Financing Providers shall have the right (with, so long as no Event of Default has occurred and is continuing or no Coverage Event has occurred, the consent of the Company) to appoint a successor; provided, however, that any such successor receiving payments from the Company shall be a "U.S. person" and a "financial institution" within the meaning of Treasury Regulations Section 1.1441-1 and a "U.S. financial institution" within the meaning of Treasury Regulations Section 1.1471-3T. If no successor shall have been so appointed by the Required Financing Providers and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the Administrative Agent may, on behalf of the Financing Providers, appoint a successor Agent which shall be a financial institution with an office in New York, New York, or an affiliate of any such bank provided, however, that any such successor receiving payments from the Company shall be a "U.S. person" and a "financial institution" within the meaning of Treasury Regulations Section 1.1441-1 and a "U.S. financial institution" within the meaning of Treasury Regulations Section 1.1471-3T. If no successor shall have been so appointed by the Administrative Agent and shall have accepted such appointment within sixty (60) days after the retiring Agent gives notice of its resignation, such Agent may petition a court of competent jurisdiction for the appointment of a successor provided, however, that any such successor receiving payments from the Company shall be a "U.S. person" and a "financial institution" within the meaning of Treasury Regulations Section 1.1441-1 and a "U.S. financial institution" within the meaning of Treasury Regulations Section 1.1471-3T. Upon the acceptance of its appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After the retiring Agent's resignation hereunder, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as the case may be.

Each Financing Provider acknowledges that it has, independently and without reliance upon any Agent or any other Financing Provider and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Financing Provider also acknowledges that it will, independently and without reliance upon any Agent or any other Financing Provider and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
Anything in this Agreement notwithstanding, in no event shall any Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including lost profits), even if such Agent has been advised of such loss or damage and regardless of the form of action.
Each Agent shall not be liable for any error of judgment made in good faith by an officer or officers of such Agent, unless it shall be conclusively determined by a court of competent jurisdiction that such Agent was grossly negligent in ascertaining the pertinent facts.
Each Agent shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement.
Each Agent shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder.
In the absence of gross negligence, willful misconduct or bad faith on the part of the Agents, the Agents may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document furnished to the Agents, reasonably believed by the Agents to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement; but in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Agents, the Agents shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that it conforms to the form required by such provision.
No Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts include but are not limited to acts of God, strikes, lockouts, riots and acts of war. In executing, performing and delivering any of the Loan Documents, the rights, protections and indemnities set forth in this Agreement shall likewise be available and applicable to the Collateral Agent and the Collateral Trustee under each other Loan Document; provided that, in the event of a conflict between the express terms of any such Loan Document and the express terms of this Agreement, the terms of such Loan Document shall govern.
Section 9.02.    Additional Provisions Relating to the Collateral Agent and the Collateral Administrator.

(a)    Collateral Agent May Perform. The Collateral Agent shall from time to time take such action (at the written direction of the Administrative Agent or the Required Financing Providers) for the maintenance, preservation or protection of any of the Collateral or of its security interest therein, provided that the Collateral Agent shall have no obligation to take any such action in the absence of such direction and shall have no obligation to comply with any such direction if it reasonably believes that the same (1) is contrary to Applicable Law or (2) might subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Financing Providers, as the case may be, issuing such instruction provides indemnity or security satisfactory to the Collateral Agent for payment of same. With respect to actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, the Required Financing Providers or otherwise if the taking of such action, in the determination of the Collateral Agent, (1) is contrary to Applicable Law or (2) is reasonably likely to subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Financing Providers, as the case may be, issuing such instruction provides indemnity or security satisfactory to the Collateral Agent for payment of same. In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, the Administrative Agent shall be deemed to have declined to consent to the relevant action.
If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action and shall have no liability in connection therewith except as otherwise provided in this Agreement. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder with no liability therefor and shall be deemed to have acted in good faith if it acts in accordance with such advice.
(b)    Reasonable Care. The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession, provided that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purpose as the Company reasonably requests at times other than upon the occurrence and during the continuance of any Event of Default (and upon such occurrence, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if it acts in accordance with direction by the Administrative Agent), but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care. The Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any liens thereon.
(c)    Collateral Agent Not Liable. Except to the extent arising from the gross negligence or willful misconduct of the Collateral Agent, the Collateral Agent shall not be liable by reason of its compliance with the terms of this Agreement with respect to (1) the investment of funds held thereunder in Eligible Investments (other than for losses attributable to the Collateral Agent's failure to make payments on investments issued by the Collateral Agent, in its commercial capacity as principal obligor and not as collateral agent, in accordance with their terms) or (2) losses incurred as a result of the liquidation of any Eligible Investment prior to its stated maturity. It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Portfolio Investments or other Collateral.
(d)    Certain Rights and Obligations of the Collateral Agent. Prior to the occurrence of a Coverage Event or an Event of Default, without further consent or authorization from any Financing Providers or the Administrative Agent, the Collateral Agent may execute any documents or instruments necessary to release any lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or as otherwise permitted or required hereunder or to which the Required Financing Providers or the Administrative Agent have otherwise consented and shall release any related Underlying Instruments as instructed by the Company (or the Investment Manager on its behalf). Following the occurrence of a Coverage Event or an Event of Default, without further consent or authorization from the Company, the Collateral Agent may execute any documents or instruments necessary to release any lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or as otherwise permitted or required hereunder. Anything contained herein to the contrary notwithstanding, in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, any Agent or Financing Provider may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Financing Providers (but not any Financing Provider in its individual capacity unless the Required Financing Providers shall otherwise agree), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the purchaser at such sale.
(e)    Fees and Expenses. The Company agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator such fees as agreed to in a separate fee letter agreement, dated December 4, 2015, among the Collateral Agent, the Collateral Administrator and the Company and acknowledged hereby by the Administrative Agent and as may be subsequently modified as agreed among the Company, the Administrative Agent, the Collateral Agent, the Securities Intermediary and the Collateral Administrator in writing. The Company further agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator, or reimburse the Collateral Agent, the Securities Intermediary and the Collateral Administrator for paying, properly documented out-of-pocket expenses in connection with this Agreement, any other Loan Document and the transactions contemplated hereby or thereby. The Company agrees to pay to the Custodian and the Account Bank such fees as agreed to in a separate fee letter agreement, dated December 4, 2015, among the Account Bank, the Custodian and the Company and acknowledged hereby by the Administrative Agent and as may be subsequently modified as agreed among the Company, the Administrative Agent, the Custodian and the Account Bank in writing. The Company further agrees to pay to the Custodian and the Account Bank, or reimburse the Custodian and the Account Bank for paying, reasonable and documented out-of-pocket expenses in connection with the Custody and Account Bank Agreement and the transactions contemplated hereby or thereby. On each Interest Payment Date, prior to the payment of any other amounts due under this Agreement or the other Loan Documents, the Company agrees that it shall first pay any fees and amounts due to the Collateral Agent, the Collateral Agent as Collateral Trustee, the Collateral Administrator, the Securities Intermediary, the Custodian and the Account Bank under the Loan Documents to the extent of Interest Proceeds available for distribution in the USD Interest Collection Account on such Interest Payment Date; provided that in no event shall the aggregate amount of such fees and amounts exceed $300,000 in any 12 month period (the "Annual Cap") during the term of this Agreement; provided further that (i) if an Event of Default has occurred, the Annual Cap shall be increased to $800,000 for payment to the Collateral Agent (including in its capacity as the Collateral Trustee), the Collateral Administrator, the Securities Intermediary, the Custodian and the Account Bank and such amounts shall be payable on demand subject to (i) the availability of funds and (ii) the Annual Cap as of the next succeeding Interest Payment Date. If any amounts are due and owing in excess of the Annual Cap on any Interest Payment Date, the Company agrees to pay such excess amounts, to the extent of Interest Proceeds available for distribution in the USD Interest Collection Account on such Interest Payment Date, on a pari passu basis with any indemnities or expense reimbursements payable to the Administrative Agent, immediately after payment of any interest and principal amounts owed and fees and other amounts payable to the Lenders and prior to payments to any other party under this Agreement or the other Loan Documents. Any amounts due and owing in excess of the Annual Cap on any Interest Payment Date and not paid in accordance with the preceding sentence shall be paid on the next succeeding Interest Payment Date on which funds are available to make such payment in accordance with this Agreement.
(f)    Execution by the Collateral Agent, Collateral Administrator and Securities Intermediary. The Collateral Agent, the Collateral Administrator and the Securities Intermediary are executing this Agreement solely in their capacity as Collateral Agent, Collateral Administrator and Securities Intermediary hereunder and in no event shall have any obligation to make any Advance, provide any Financing or perform any obligation of the Administrative Agent or any of the Financing Providers under any of the Loan Agreements.
(g)    Information Provided to Collateral Agent and Collateral Administrator. Without limiting the generality of any terms of this Section, neither the Collateral Agent nor the Collateral Administrator shall have liability for any failure, inability or unwillingness on the part of the Investment Manager, the Administrative Agent or the Company to provide accurate and complete information on a timely basis to the Collateral Agent or the Collateral Administrator, as applicable, or otherwise on the part of any such party to comply with the terms of this Agreement, and, absent gross negligence, willful misconduct or bad faith, shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent's or Collateral

Administrator's, as applicable, part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.
(h)    Instructions to U.S. Bank Agents. The U.S. Bank Agents (each in their respective capacities) agree to accept and act upon instructions or directions pursuant to this Agreement or any other related transaction document sent by unsecured email, facsimile transmission or other similar unsecured electronic methods, provided, however, that any Person providing such instructions or directions shall provide to the U.S. Bank Agent, as applicable, an incumbency certificate listing authorized officers designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the U.S. Bank Agents email or facsimile instructions (or instructions by a similar electronic method) and the U.S. Bank Agent, as applicable, in its discretion elects to act upon such instructions, the U.S. Bank Agent’s reasonable understanding of such instructions shall be deemed controlling. The U.S. Bank Agents (each in their respective capacities) shall not be liable for any losses, costs or expenses arising directly or indirectly from their reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the U.S. Bank Agents, including without limitation the risk of the U.S. Bank Agents acting on unauthorized instructions, and the risk of interception and misuse by third parties.
(i)    Anti-Terrorism, Anti-Money Laundering. To help fight the funding of terrorism and money laundering activities, the Collateral Agent will obtain, verify and record information that identifies individuals or entities that establish a relationship or open an account with any U.S. Bank Agent. The Collateral Agent will ask for the name, address, tax identification number and other information that will allow the Collateral Agent to identify the individual or entity who is establishing the relationship or opening the account. The Collateral Agent may also ask for formation documents such as articles of incorporation, an offering memorandum or other identifying documents to be provided.
ARTICLE X

MISCELLANEOUS
Section 10.01.    Non-Petition.
Each of the Collateral Agent, the Securities Intermediary and the Collateral Administrator hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up, reorganization, arrangement, insolvency, moratorium or liquidation of the Company or any similar proceedings, in each case prior to the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all Indebtedness, Secured Obligations or other obligations owing by the Company. The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and are an essential term of this Agreement. The Administrative Agent or the Company may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding-up, reorganization, arrangement, insolvency, moratorium or liquidation or similar proceedings. The Company shall promptly object to the institution of any bankruptcy, winding-up, reorganization, arrangement, insolvency, moratorium or liquidation or similar proceedings against it and take all necessary or advisable steps to cause the dismissal of any such proceeding; provided that such obligation shall be subject to the availability of funds therefor.
Section 10.02.    Notices.
All notices and other communications in respect hereof (including, without limitation, any modifications hereof, or requests, waivers or consents hereunder) to be given or made by a party hereto shall be in writing (including by electronic mail or other electronic messaging system) to the other parties hereto at the addresses for notices specified on the Transaction Schedule (or, as to any such party, at such other address as shall be designated by such party in a notice to each other party hereto). All such notices and other communications shall be deemed to have been duly given when transmitted by facsimile, electronic mail or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
Section 10.03.    No Waiver.
No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
Section 10.04.    Expenses; Indemnity; Damage Waiver.
(a)    The Company agrees to pay on demand all reasonable and documented out-of-pocket fees, charges, disbursements, costs and expenses of the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Securities Intermediary and the Lenders in connection with the preparation, execution, delivery, syndication and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and the other documents and agreements to be delivered hereunder or with respect hereto, including but not limited to the Security Deed, in each case, subject to any cap on such fees, charges, disbursements, costs and expenses set forth in the Loan Documents or otherwise agreed by the parties, and the Company further agrees to pay all reasonable and documented out-of-pocket fees, charges, disbursements, costs and expenses of the Administrative Agent, the Collateral Agent, the Collateral Administrator and the Securities Intermediary in connection with any amendments, waivers or consents executed in connection with this Agreement, including the reasonable fees and out of pocket, documented expenses of counsel for the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Securities Intermediary and the Lenders with respect thereto and with respect to advising the Administrative Agent and the Lenders as to its rights and remedies under this Agreement, and to pay all reasonable, documented and out-of-pocket fees, charges, disbursements, costs and expenses, if any (including reasonable counsel fees and expenses), of the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Securities Intermediary and the Lenders, in connection with the enforcement or protection of their rights in connection with this Agreement or any of the other Loan Documents and the other documents and agreements to be delivered hereunder or with respect hereto; provided, that in the case of reimbursement of (A) counsel for the Lenders other than the Administrative Agent, such reimbursement shall be limited to one counsel for all the Administrative Agent and Lenders, (B) counsel for the Collateral Agent and the Securities Intermediary shall be limited to one counsel for such Person and (C) counsel for the Collateral Administrator shall be limited to one counsel for such Person.
(b)    The Company shall indemnify the Agents, the Collateral Administrator, the Securities Intermediary, the Lenders and each Related Party of any of the foregoing persons (each such person being called an "Indemnitee"), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligation, the exercise of the parties thereto of their respective rights or the consummation of the transactions contemplated hereby, including any breach of any representation, warranty or covenant of the Company or the Investment Manager in any Loan Document, (2) any Financing or the use of the proceeds therefrom or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based in tort or contract or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (a) to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from gross negligence, bad faith or willful misconduct on the part of any Indemnitee, (b) to the extent resulted from the nonperformance or noncompliance by the Agents, the Collateral Administrator, the Securities Intermediary or the Lenders with their respective obligations under this Agreement or (c) resulting from the performance of the Portfolio Investments. In addition, this Section 10.04(b) shall not apply to Taxes. Payments under this Section 10.04(b) shall be made by the Company to the Administrative Agent for the benefit of the relevant Indemnitee
(c)    To the extent permitted by Applicable Law, neither the Company nor any Indemnitee shall assert, and each hereby waives, any claim against the Company or any Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement, instrument or transaction contemplated hereby, any Financing or the use of the proceeds thereof.
(d)    For the avoidance of doubt, the fees, charges, disbursements, costs and expenses described in this Section 10.04 shall not include Taxes.
(e)    This Section 10.04 shall survive the termination of this Agreement and the repayment of all amounts owing to the Financing Providers and Agents hereunder.
Section 10.05.    Amendments.

No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including, without limitation, a writing evidenced by a facsimile transmission or electronic mail) and executed by each of the Company, the Agents and the Required Financing Providers; provided, however, that the Administrative Agent may waive any of the Eligibility Criteria and the requirements set forth in Schedule 3 or Schedule 4 in its sole discretion; provided, further, that any amendment to this Agreement that the Administrative Agent determines in its commercially reasonable judgment is necessary to effectuate the purposes of Section 1.04 hereof following the occurrence and during the continuance of an Event of Default or following the occurrence of a Coverage Event and which would not result in an increase or decrease in the rights, duties or liabilities of the Investment Manager shall not be required to be executed by the Investment Manager or the Company.
Section 10.06.    Confidentiality.
Each Agent, the Securities Intermediary and each Lender agrees to maintain the confidentiality of the Information for a period of three (3) years after receipt thereof (or, with respect to Information relating to or provided by an obligor in respect of a Portfolio Investment, for a period (as notified to the Agents, the Securities Intermediary and the Lenders) commencing upon receipt thereof and ending on the date on which the confidentiality obligations of the Company with respect to such obligor terminate) (it being understood that documents provided to the Administrative Agent hereunder may in all cases be distributed by the Administrative Agent to the Lenders) except that the Agents, the Securities Intermediary or such Lender may disclose such information (i) to its affiliates, officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure in violation of this Agreement, (iii) to the extent such information was available to such party on a non-confidential basis prior to its disclosure to such party hereunder, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section 10.06, to (x) any assignee of or Participant in (to the extent such Person is permitted to become an assignee or Participant hereunder), or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (vi) with the consent of the Investment Manager, or (vii) to the extent the such party should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that in the case of clause (vii) above, the Agent, the Securities Intermediary or such Lender, as applicable, will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Investment Manager of its intention to make any such disclosure prior to making any such disclosure. Any Person required to maintain the confidentiality of Information as provided in this Section 10.06 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, a Lender may disclose the U.S. tax treatment and U.S. tax structure with respect to the Financings.
Section 10.07.    Non-Recourse.

Notwithstanding any other provision of this Agreement, no recourse under any obligation, covenant or agreement of the Company, the Parent or the Investment Manager contained in this Agreement or any other Loan Document shall be had against any incorporator, stockholder, partner, officer, director, member, manager, employee or agent of Company, the Investment Manager or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Company, the Parent and/or the Investment Manager, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of the Company, the Parent, the Investment Manager or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of the Company, the Parent or the Investment Manager contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Company, the Parent or the Investment Manager of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided however, the foregoing shall not be construed so as to exonerate or exculpate the Company, the Parent or the Investment Manager from any liability by reason of a breach by such party of any of its obligations, covenants or agreements contained in the Loan Documents or its willful misconduct or gross negligence.
Section 10.08.    Successors; Assignments
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Required Financing Providers (and any attempted assignment or transfer by the Company without such consent shall be null and void). Each of the Account Bank and the Custodian shall be an express third party beneficiary of Section 8.01(a) and Section 9.02(e). Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any person any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Subject to the conditions set forth below, any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent and, if such assignee is not an Eligible Assignee, the Company; provided that (i) no consent of the Administrative Agent or the Company shall be required for an assignment of any Financing Commitment to an assignee that is a Lender with a Financing Commitment immediately prior to giving effect to such assignment, (ii) no consent of the Company shall be required for an assignment occurring after the occurrence of a Coverage Event or after the occurrence and during the continuance of an Event of Default and (iii) no assignment shall be permitted to any Lender that, immediately prior to such assignment, is in default of its obligations hereunder.

Assignments shall be subject to the following additional conditions: (A) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement; and (B) the parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption agreement in form and substance acceptable to the Administrative Agent.
Subject to acceptance and recording thereof below, from and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto as a Lender but shall continue to be entitled to the benefits of Section 10.04).
The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices in the United States a copy of each assignment and assumption delivered to it and the Register. The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender and the owner of the amounts owing to it hereunder as reflected in the Register for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Lender and the Investment Manager, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed assignment and assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such assignment and assumption and record the information contained therein in the Register.
(c)    Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances owing to it); provided that (1) such Lender's obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (3) the Company, the Agents and the other Financing Providers shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the Participant shall not be in privity with the Company and (4) such Participant (x) is not a Lender that, immediately prior to such participation, is in default of its obligations hereunder and (y) would be an Eligible Assignee. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any Material Amendment that affects such Participant.
(d)    Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each

Participant and the principal amounts (and related interest amounts) of each Participant's interest in the Advances or other obligations under this Agreement (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure (i) is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, (ii) is reasonably requested by the Company to determine whether a Participant is eligible to receive additional amounts pursuant to Section 3.01(e) or (f) as a result of a Change in Law occurring after the Participant acquired the applicable participation or (iii) is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and each Person whose name is recorded in the Participant Register shall be treated as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Company agrees that each Participant shall be entitled through the Lender granting such participation (and for the avoidance of doubt shall have no direct rights against the Company) to the benefits of Sections 3.01(e) and 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(f) (it being understood that the documentation required under Section 3.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.04 as if it were an assignee under Section 10.08(b) and (B) shall not be entitled to receive any greater payment under Sections 3.01(e) and 3.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
Section 10.09.    Governing Law; Submission to Jurisdiction; Etc.
(a)    Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York.
(b)    Submission to Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (collectively, "Proceedings"), each party hereto irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party hereto from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.
(c)    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10.    Right of Setoff    . If an Event of Default shall have occurred and be continuing, and if the Company shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) to or for the account of any Lender any amount payable by the Company hereunder, each such Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company against such amounts, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Such Lender shall promptly provide notice of such setoff to the Company; provided that failure by such Lender to provide such notice shall not give the Company any cause of action or right to damages or affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 10.11.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under Applicable Law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 10.12.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies the Company that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the USA Patriot Act.
Section 10.13.    Counterparts.
This Agreement may be executed in any number of counterparts by facsimile or other written form of communication including electronic mail, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument.
Section 10.14.    Headings.
Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.15.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(1) a reduction in full or in part or cancellation of any such liability;
(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or
(3) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
As used herein:
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
"EEA Financial Institution" means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
HAMILTON FINANCE LLC, as Company

By:    /s/ Brian S. Williams
Name:    Brian S. Williams
Title:    Chief Financial Officer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:    /s/ James Greenfield
Name:    James Greenfield
Title:    Executive Director

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

By:    /s/ Scott D. DeRoss
Name:    Scott D. DeRoss
Title:    Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Securities Intermediary

By:    /s/ Scott D. DeRoss
Name:    Scott D. DeRoss
Title:    Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Administrator

By:    /s/ Scott D. DeRoss
Name:    Scott D. DeRoss
Title:    Vice President

[Signature Page to Second Amended and Restated Loan Agreement]

The Financing Providers

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By:    /s/ James Greenfield
Name:    James Greenfield
Title:    Executive Director

[Signature Page to Second Amended and Restated Loan Agreement]

SCHEDULE 1
Transaction Schedule

1.	Types of Financing	Available	Financing Limit
	Advances	yes
Prior to any Accordion Date, U.S. $175,000,000 and, after any Accordion Date, the lesser of $275,000,000 and the Financing Commitments agreed to by the Financing Providers and the Administrative Agent as set forth in the definition of the term "Accordion Option"

2.	Financing Providers	Financing Commitment
	Lender:	JPMorgan Chase Bank, National Association
Prior to any Accordion Date, U.S. $175,000,000 and, after any Accordion Date, the lesser of $275,000,000 and the Financing Commitments agreed to by the Financing Providers and the Administrative Agent as set forth in the definition of the term "Accordion Option, as reduced from time to time pursuant to Section 1.04, Section 4.03(c) or Section 4.06

3.	Scheduled Termination Date:	December 29, 2022

Sch. 1-1

4.	Account Numbers
USD Custodial Account:
USD Interest Collection Account:
USD Principal Collection Account:
USD Unfunded Exposure Account:
CE Cure Account:
Euro Custodial Account:
Euro Interest Collection Account:
Euro Principal Collection Account:
Euro Unfunded Exposure Account:
GBP Custodial Account:
GBP Interest Collection Account:
GBP Principal Collection Account:
GBP Unfunded Exposure Account:
CAD interest Collection Subaccount:
CAD Principal Collection Subaccount:
CAD Unfunded Exposure Collection Subaccount:

5.	Market Value Trigger:	142%

6.	Purchases of Restricted Securities

Notwithstanding anything herein to the contrary, no Portfolio Investment may constitute a Restricted Security. As used herein, "Restricted Security" means any security that forms part of a new issue of publicly issued securities (a) with respect to which an affiliate of any Financing Provider that is a "broker" or a "dealer", within the meaning of the Securities Exchange Act of 1934, participated in the distribution as a member of a selling syndicate or group within thirty (30) days of the proposed purchase by the Company and (b) that the Company proposes to purchase from any such affiliate of any Financing Provider.

Addresses for Notices

The Company:	Hamilton Finance LLC c/o Guggenheim Credit Income Fund 100 Wilshire Boulevard, 5th Floor Santa Monica, CA 90401	Attention: Brian Williams Telephone: 212-518-5868
The Investment Manager:	Guggenheim Credit Income Fund 100 Wilshire Boulevard, 5th Floor Santa Monica, CA 90401	Attention: Brian Williams Telephone: 212-518-5868

Sch. 1-2

The Administrative Agent:	JPMorgan Chase Bank, National Association c/o JPMorgan Services Inc. 500 Stanton Christiana Rd., 3rd Floor Newark, Delaware 19713	Attention: DE_Custom_Business, attention: Nick Rapak Telephone: (302) 634-4961 Email: de_custom_business@jpmorgan.com with a copy to:
	JPMorgan Chase Bank, National Association 383 Madison Ave. New York, New York 10179	Attention: Louis Cerrotta Telephone: 212-622-7092 Email: louis.cerrotta@jpmorgan.com; de_custom_business@jpmorgan.com; NA_Private_Financing_Diligence@jpmorgan.com
The Collateral Agent:	U.S. Bank National Association 214 N. Tryon Street, 26th Floor Charlotte, NC 28202	Attention: Scott DeRoss and Christopher Hagen Telephone: (704) 335-4546; (704) 335-2339 Email: scott.deross@usbank.com; christopher.hagen@usbank.com
The Securities Intermediary:	U.S. Bank National Association 214 N. Tryon Street, 26th Floor Charlotte, NC 28202	Attention: Scott DeRoss and Christopher Hagen Telephone: (704) 335-4546; (704) 335-2339 Email: scott.deross@usbank.com; christopher.hagen@usbank.com
The Collateral Administrator:	U.S. Bank National Association 214 N. Tryon Street, 26th Floor Charlotte, NC 28202	Attention: Scott DeRoss and Christopher Hagen Telephone: (704) 335-4546; (704) 335-2339 Email: scott.deross@usbank.com; christopher.hagen@usbank.com
JPMCB:	JPMorgan Chase Bank, National Association c/o JPMorgan Services Inc. 500 Stanton Christiana Rd., 3rd Floor Newark, Delaware 19713	Attention: Robert Nichols Facsimile: (302) 634-1092
with a copy to:
	JPMorgan Chase Bank, National Association 270 Park Avenue New York, New York 10017	Attention: Eugene O'Neill Telephone: 212-834-9295
The Custodian and the Account Bank:	Elavon Financial Services Limited, UK Branch 125 Old Broad Street, London, EC2N 1AR	Attention: CLO Relationship Management Email: CLO.Relationship.Management@usbank.com

Sch. 1-3

Each other Financing Provider:	The address (or facsimile number or electronic mail address) provided by it to the Administrative Agent.

Sch. 1-4

SCHEDULE 2
Contents of Approval Requests
Each Approval Request shall include the below information for the related Portfolio Investment.

JPMorgan Chase Bank, National Association,
as Administrative Agent
c/o JPMorgan Services Inc.
500 Stanton Christiana Rd., 3rd Floor
Newark, Delaware 19713
DE_Custom_Business
Attention: Nick Rapak
Email:    de_custom_business@jpmorgan.com

JPMorgan Chase Bank, National Association,
as Administrative Agent
383 Madison Avenue
New York, New York 10179
Attention: Michael Grogan
Email:     NA_Private_Financing_Diligence@jpmorgan.com

JPMorgan Chase Bank, National Association,
as Lender
c/o JPMorgan Services Inc.
500 Stanton Christiana Rd., 3rd Floor
Newark, Delaware 19713
Email: DE_Custom_Business@jpmorgan.com
Attention: Robert Nichols

cc:
U.S. Bank National Association,
as Collateral Agent and Collateral Administrator
214 N. Tryon Street, 26th Floor
Charlotte, NC 28202
Attention: Scott DeRoss and Christopher Hagen

Ladies and Gentlemen:
Reference is hereby made to the Amended and Restated Loan Agreement, dated as of June 27, 2016 (as amended from time to time, the "Agreement"), among Hamilton Finance LLC, as borrower (the "Company"), JPMorgan Chase Bank, National Association, as administrative agent (the "Administrative Agent"), the financing providers party thereto, and the collateral agent,

Sch. 2-1

collateral administrator and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.
Pursuant to the Agreement, the Investment Manager hereby requests approval for the Company to acquire the Portfolio Investment described in Exhibit I hereto via [Purchase][Substitution].
To the extent available, we will, promptly following delivery of this Approval Request, send the information below to the following e-mail addresses:

[____]

(1) the material Underlying Instruments (including the collateral and security documents) relating to each such Portfolio Investment, (2) audited financial statement for the previous most recently ended three years of the obligor of each such Portfolio Investment, (3) quarterly statements for the previous most recently ended eight fiscal quarters of the obligor of each such Portfolio Investment, (4) any appraisal or valuation reports conducted by third parties, (5) applicable "proof of existence" details (if requested by the Administrative Agent) and (6) the ratio of indebtedness to EBITDA as calculated by the Investment Manager using information provided to the Investment Manager by the related obligor. The Investment Manager acknowledges that it will provide such other information from time to time reasonably requested by the Administrative Agent.

Very truly yours,

GUGGENHEIM CREDIT INCOME FUND,
as Investment Manager

By:
Name:
Title:

Sch. 2-2

Exhibit I to Approval Request

(attach an Excel file containing the following information relating to the Portfolio Investment)

Fund
Issuer / Obligor
Jurisdiction
Identifier (LoanX; CUSIP)
Requested Notional Amount
Asset Class
Current Pay
Syndication Type
Lien
Tranche Size (Pro Forma)
Price
Spread / Coupon
Base Rate
LIBOR Floor
Maturity
Moody's SIC
LTM EBITDA (In Millions)
LTM Capital Expenditures (in Millions)
Leverage Through Tranche (Net)

Sch. 2-3

SCHEDULE 3
Eligibility Criteria

(i)
is a Loan or a debt security and is not a Structured Finance Obligation, Letter of Credit, Synthetic Security, participation interest in a Loan or debt security, Delayed Funding Term Loan that is not denominated in U.S. dollars or a Permitted Non-USD Currency (and, in the case of any Delayed Funding Term Loan denominated in U.S. dollars or a Permitted Non-USD Currency, collateral with respect to the amount of any unfunded commitment thereunder satisfactory to the Administrative Agent has been provided to the Administrative Agent on behalf of the Lenders), Revolving Credit Facility or Zero-Coupon Security;

(ii)	it is a debt obligation payable in U.S. dollars or a Permitted Non-USD Currency, purchased at a price that is at least 80% of the par amount of such obligation;

(iii)
it is issued by a company organized in an Eligible Jurisdiction and if such company is organized in an Eligible Jurisdiction other than the United States and such obligation is not denominated in a Permitted Non-USD Currency, such company has submitted to jurisdiction in the United States in the related Underlying Instrument and the related Underlying Instrument is governed by the laws of a State of the United States;

(iv)	it is eligible to be entered into by, sold or assigned to the Company and pledged to the Collateral Agent or the Collateral Trustee, as applicable;

(v)	it provides for periodic payments of interest thereon in cash at least semi-annually;

(vi)
it is an obligation upon which no payments are subject to deduction or withholding for or on account of any withholding Taxes imposed by any jurisdiction unless the related obligor is required to make "gross-up" payments that cover the full amount of any such withholding Taxes (subject to customary conditions to such payments which the Company (or the Investment Manager on behalf of the Company) in its good faith reasonable judgment expects to be satisfied);

(vii)	it is not a Defaulted Obligation (unless it is a Current Pay Obligation);

(viii)	its acquisition and holding by the Company will not require the Company to register as a lender or take any similar action in any jurisdiction;

(ix)
it is not at the time of purchase or commitment to purchase the subject of an offer other than an offer pursuant to the terms of which the offeror offers to acquire a debt obligation in exchange for consideration consisting solely of cash in an amount equal to or greater than the full face amount of such debt obligation plus any accrued and unpaid interest;

Sch. 3-1

(x)	it is not a security whose repayment is subject to substantial material non-credit related risk as determined by the Investment Manager in its good faith and reasonable judgment;

(xi)
if such obligation provides for the payment of interest at a floating rate, such floating rate is determined by reference to (1) the Dollar prime rate, the CAD prime rate, the LIBO Rate, a EURIBOR Rate, a GBP-LIBOR rate, CDOR or similar interbank offered rate or commercial deposit rate or (2) any other index approved by the Administrative Agent;

(xii)	it will not cause the Company or the pool of Collateral to be required to register as an investment company under the Investment Company Act of 1940, as amended;

(xiii)	it does not require the making of any future advance or payment by the Company to the issuer thereof or any related counterparty except in connection with a Delayed Funding Term Loan; and

(xiv)	it is not an equity security and does not provide, on the date of acquisition, for conversion or exchange at any time over its life into an equity security;
provided, however, that one or more of the foregoing requirements may be waived in writing by the Administrative Agent (in its sole and absolute discretion) prior to the Company's commitment to purchase a Portfolio Investment.

Sch. 3-2

SCHEDULE 4
Concentration Limitations
The "Concentration Limitations" shall be satisfied on any date of determination if, in the aggregate, the Portfolio Investments owned (or in relation to a proposed purchase of a Portfolio Investment, proposed to be owned) by the Company comply with all the requirements set forth below:

1.
Portfolio Investments issued by a single obligor and its affiliates may not exceed an aggregate principal balance equal to 5% of the Total Principal Balance; provided that Portfolio Investments issued by two (2) obligors and their respective affiliates may each constitute up to an aggregate principal balance equal to 6% of the Total Principal Balance; provided, further, that, for purposes of this clause 1, the aggregate principal balance of Portfolio Investments issued by a single obligor and its affiliates shall include any unfunded commitments in respect of Delayed Funding Term Loans.

2.
Not less than 70% of the Total Principal Balance may consist of First Lien Loans and cash and Eligible Investments on deposit in the Accounts and the Permitted CAD Accounts representing Principal Proceeds.

3.	Not more than an aggregate of 30% of the Total Principal Balance may consist of Portfolio Investments other than First Lien Loans.

4.	Not more than an aggregate of 10% of the Total Principal Balance may consist of Mezzanine Loans (or, for the avoidance of doubt, any other unsecured obligation of an obligor).

5.
Not more than an aggregate of 20% of the Total Principal Balance may consist of Portfolio Investments that are issued by obligors that belong to a given Moody's Classified Industry, with the exception of any one Moody's Classified Industry, for which up to 30% of the Total Principal Balance may be issued by obligors that belong to such Moody's Classified Industry.

6.
Not more than an aggregate of 15% of the Total Principal Balance may consist of Portfolio Investments denominated in Permitted Non-USD Currencies; provided that there can be no unfunded exposure amount with respect to any Portfolio Investments in a Permitted Non-USD Currency until the applicable Unfunded Exposure Account is open and available to receive cash.

7.	Not more than an aggregate of 15% of the Total Principal Balance may consist of Portfolio Investments whose obligors are organized in Eligible Jurisdictions other than the United States

8.	Not more than an aggregate of 7.5% of the Total Principal Balance may consist of Current Pay Obligations.

Sch. 4-1

SCHEDULE 5
Form of Position Report

Asset ID	Issuer Name	Asset Name	Asset Detail Type Name	Asset Rate Type Name	Asset Maturity Date	Asset Security ID	Issuer ID	Currency Type ID	Spot Rate	Asset Type Name	Facility LIBOR Spread	Out-standing Settled	Current Pay	Juristiction

Sch. 6-1

EXHIBIT A
Form of Request for Advance
JPMorgan Chase Bank, National Association,
as Administrative Agent
c/o JPMorgan Services Inc.
500 Stanton Christiana Rd., 3rd Floor
Newark, Delaware 19713
DE_Custom_Business
Attention: Nick Rapak
Email:    de_custom_business@jpmorgan.com

JPMorgan Chase Bank, National Association,
as Administrative Agent
383 Madison Avenue
New York, New York 10179
Attention: Louis Cerrotta
Email:     louis.cerrotta@jpmorgan.com
de_custom_business@jpmorgan.com

JPMorgan Chase Bank, National Association,
as Lender
c/o JPMorgan Services Inc.
500 Stanton Christiana Rd., 3rd Floor
Newark, Delaware 19713
Attention: Robert Nichols
cc:
Hamilton Finance LLC
c/o Guggenheim Credit Income Fund
100 Wilshire Boulevard, 5th Floor
Santa Monica, CA 90401

U.S. Bank National Association,
as Collateral Agent and Collateral Administrator
214 N. Tryon Street, 26th Floor
Charlotte, NC 28202
Attention: Scott DeRoss and Christopher Hagen
Ladies and Gentlemen:
Reference is hereby made to the Amended and Restated Loan Agreement, dated as of June 27, 2016 ( as amended from time to time, the "Agreement"), among Hamilton Finance LLC, as borrower (the "Company"), JPMorgan Chase Bank, National Association, as administrative agent

Exh. A-1

(the "Administrative Agent"), the financing providers party thereto, and the collateral agent, collateral administrator and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.
Pursuant to the Agreement, you are hereby notified of the following:
(1)    The Company hereby requests an Advance under Section 2.03 of the Agreement to be funded on [*].
(2)    The aggregate amount of the Advance requested hereby is $[*].1
(3)    The proposed purchases (if any) relating to this request are as follows:

Asset Name(s)	Draw Amount(s) Requested	Market Value of Asset(s)	Price of Asset(s)	Purchased Interest (if any)

We hereby certify that all conditions to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement have been satisfied or waived as of the related Trade Date (and shall be satisfied or waived as of the related Settlement Date).
Very truly yours,

GUGGENHEIM CREDIT INCOME FUND

By:
Name:
Title:

1    Note: The requested Financing shall be in an amount such that, after giving effect thereto and the related purchase of the applicable
Portfolio Investment(s) and/or Permitted Distribution (if any), the Compliance Condition is satisfied.

Exh. A-2

EXHIBIT B
Moody's Industry Classification Groups

Industry Code	Description
1	Aerospace & Defense
2	Automotive
3	Banking, Finance, Insurance & Real Estate
4	Beverage, Food & Tobacco
5	Capital Equipment
6	Chemicals, Plastics & Rubber
7	Construction & Building
8	Consumer goods: Durable
9	Consumer goods: Non-durable
10	Containers, Packaging & Glass
11	Energy: Electricity
12	Energy: Oil & Gas
13	Environmental Industries
14	Forest Products & Paper
15	Healthcare & Pharmaceuticals
16	High Tech Industries
17	Hotel, Gaming & Leisure
18	Media: Advertising, Printing & Publishing
19	Media: Broadcasting & Subscription
20	Media: Diversified & Production
21	Metals & Mining
22	Retail
23	Services: Business
24	Services: Consumer
25	Sovereign & Public Finance
26	Telecommunications
27	Transportation: Cargo
28	Transportation: Consumer
29	Utilities: Electric
30	Utilities: Oil & Gas
31	Utilities: Water
32	Wholesale

Exh. B-1

Annex A

Exh. A-2